As filed with the Securities and Exchange Commission on ______, 2003

                                              Commission File No. 333- _______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                       WHISPERING OAKS INTERNATIONAL, INC.
               (Exact name of registrant as specified in charter)

    Texas                               2831                      75-2742601
(State or other jurisdiction     (Primary Standard Classi-     (IRS Employer
     of incorporation)             fication Code Number)          I.D. Number)

                           7080 River Road, Suite 215
                       Richmond, British Columbia, V6X 1X5
                                 (866) 884-8669
         (Address and telephone number of principal executive offices)


                           7080 River Road, Suite 215
                       Richmond, British Columbia, V6X 1X5
               (Address of principal place of business or intended
                          principal place of business)

                             Dr. Ricardo Moro-Vidal
                           7080 River Road, Suite 215
                       Richmond, British Columbia, V6X 1X5
                                 (866) 884-8669
           (Name, address and telephone number of agent for service)

          Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                               Hart & Trinen, LLP
                             1624 Washington Street
                             Denver, Colorado 80203
                                  303-839-0061

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after the effective date of this Registration Statement

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box [X].

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

Title of each                        Proposed      Proposed
 Class of                            Maximum       Maximum
Securities            Securities     Offering      Aggregate      Amount of
   to be                  to be      Price Per     Offering      Registration
Registered            Registered      Share (1)      Price           Fee
----------            ----------     -----------   ---------     ------------

Common stock (2)       5,000,000        $0.17      $  850,000         $  79

Common Stock (3)      17,491,385        $0.17      $2,973,535          $274
-----------------------------------------------------------------------------
Total                                                                  $353
-----------------------------------------------------------------------------

(1)  Offering price computed in accordance with Rule 457 (c).
(2)  Shares of common stock offered by registrant.
(3)  Shares of common stock offered by selling shareholders

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the options or warrants as a result of any adjustment in the number of securities issuable by reason of the options or warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
                       WHISPERING OAKS INTERNATIONAL, INC.
                                      d/b/a
                                 BIOCUREX, INC.

                                  Common Stock

      By means of this prospectus:

o Biocurex is offering for sale 5,000,000 shares of common stock at a price equal to 90% of the average of the closing prices of its common stock on the OTC Bulletin Board during the twenty trading days preceding the date on which Biocurex accepts subscription proceeds for the particular investment. However, in no event will shares be sold at less than $0.35 per share.

o A number of the shareholders of Biocurex are offering to sell up to 17,491,385 shares of common stock. The shares to be sold by the selling shareholders may be sold in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions.

      The shares offered by Biocurex will be sold directly by Biocurex. Biocurex will not pay any commissions or other form of remuneration in connection with the sale of these shares.

      The offering by Biocurex is being conducted on a "best efforts" basis. There is no minimum number of shares required to be sold by Biocurex. All proceeds from the sale of these shares will be delivered directly to Biocurex and will not be deposited in any escrow account. Biocurex plans to end the offering on __________. However, Biocurex may, at its discretion, end the offering sooner or extend the offering until _________.

      Biocurex will not receive any proceeds from the sale of the common stock by the selling stockholders. Biocurex will pay for the expenses of this offering.

      The common stock of Biocurex is traded on the OTC Bulletin Board. On October __, 2003 the closing price of Biocurex's common stock on the OTC Bulletin Board was $____.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

      These securities are speculative and involve a high degree of risk. For a description of certain important factors that should be considered by prospective investors, see "Risk Factors" beginning on page __ of this Prospectus.




                 The date of this prospectus is October __, 2003

                               PROSPECTUS SUMMARY

      Biocurex owns patents and technology relating to the RECAF(TM) marker, which can be used in blood and tissue tests to determine if a patient has cancer. These tests can also be used on a regular basis for the early detection of recurring cancer, thereby allowing a more effective treatment of cancer patients. The RECAF(TM) marker has been found in all tissues studied, including breast, lung, stomach and prostate.

      Biocurex's cancer detection kit for tissues (Histo-RECAF(TM)) stains cancer cells thereby allowing a pathologist to easily see the cancer cells with the use of a microscope.

      In August 2001, Biocurex received approval for its Histo-RECAF(TM) kit from Canada's Health Products and Food Branch division under License No. 31198. In January 2003 Biocurex was advised by the FDA that its Histo-RECAF(TM) test kit was classified as a Class I medical device. This classification allows Biocurex to sell its Histo-RECAF(TM) kits in the United States.

      As of September 15, 2003, Biocurex had not generated any revenues from the sale of its Histo-RECAF(TM) kits.

      The offices of Biocurex are located at 7080 River Road, Suite 215, Richmond, British Columbia, V6X 1X5. The telephone number of Biocurex is (866) 884-8669 and its fax number is (604) 207-9165.

The Offering

      By means of this prospectus:

o Biocurex is offering for sale 5,000,000 shares of common stock at a price equal to 90% of the average of the closing prices of its common stock on the OTC Bulletin Board during the twenty trading days preceding the date on which Biocurex accepts subscription proceeds for the particular investment. However, in no event will shares be sold at less than $0.35 per share.

o A number of Biocurex shareholders are offering to sell up to 17,491,385 shares of common stock. The owners of these shares are referred to as the selling shareholders in this prospectus.

      Biocurex will not receive any proceeds from the sale of the shares by the selling shareholders.

      As of September 15, 2003, Biocurex had 22,563,525 outstanding shares of common stock.

      The purchase of the securities offered by this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, and the need for additional capital. See the "Risk Factors" section of this prospectus for additional Risk Factors.

Summary Financial Data

      The financial data presented below should be read in conjunction with the more detailed financial statements and related notes which are included elsewhere in this prospectus along with the section entitled "Management's Discussion and Analysis and Plan of Operations."

Results of Operations:
                                     Six Months Ended         Year Ended
                                      June 30, 2003        December 31, 2002

Revenue                                $      --             $    5,450
  General and Administrative
  Expenses                            (1,211,790)            (1,187,411)
Other income (expense)
  Interest (expense) income             (553,004)               328,622
  Other                                   33,584                230,666
Discontinued operations:
Loss from operations of BioLargo              --                (36,059)
                                      ----------             ----------

Net loss                             $(1,731,210)            $ (658,732)
                                     ===========             ==========

Balance Sheet Data:
                                   June 30, 2003        December 31, 2002

Current Assets                    $   252,603           $       9,139
Total Assets                        5,885,289               5,654,621
Current Liabilities                   991,818                 973,968
Total Liabilities                     991,818                 973,968
Working Capital (Deficit)            (739,215)               (964,829)
Stockholders' Equity                4,893,471               4,680,653

                                  RISK FACTORS

      The securities being offered hereby are highly speculative and prospective investors should consider, among others, the following factors related to the business, operations and financial position of Biocurex.

Since Biocurex has limited operations, a history of losses and may never be profitable, the shares offered by this prospectus may never have any value. Biocurex has never earned a profit. As of June 30, 2003 Biocurex's accumulated deficit was approximately $(3,900,000). Biocurex expects to incur additional losses for an indefinite period. In August 2001, Biocurex received approval for its Histo-RECAF(TM) cancer detection kit from Canada's Health Products and Food Branch division. As of August 31, 2003 Biocurex had not sold any of its Histo-RECAF(TM) test kits, other than ten Histo-RECAF(TM) kits which were purchased by a distributor for marketing purposes. No assurance can be given that Biocurex's products will be manufactured and marketed successfully, or that Biocurex will ever earn a profit.

If Biocurex is unable to raise additional capital, Biocurex may be unable to continue operating. The offering by Biocurex of 5,000,000 shares is being conducted on a "best efforts" basis. There is no minimum number of shares required to be sold in this offering. If only a small number of shares are sold (and absent funding from any other source), the amount received from investors may not provide any significant benefit to Biocurex and Biocurex will need additional funding to remain in operation. Even if all shares offered are sold, Biocurex may need to obtain additional capital in order to finance its operations.

      By means of this prospectus a number of Biocurex shareholders are offering to sell shares of Biocurex's common stock. Biocurex will not receive any proceeds from the sale of the shares offered by the selling shareholders.

      Clinical and other studies necessary to obtain approval of Biocurex's products can be time consuming and costly, especially in the United States, but also in foreign countries. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration ("FDA"), involve significant costs. Biocurex will need additional capital in order to fund the costs of future studies, related research, and general and administrative expenses. Biocurex may be forced to delay or postpone research, development and marketing expenditures if Biocurex is unable to secure adequate sources of funds. There can be no assurance that Biocurex will be able to obtain any additional funding which it may require. As of the date of this prospectus Biocurex did not have any commitments from any source to provide additional capital.

Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of Biocurex to successfully market its products or any products it may develop. The testing, manufacturing, and/or marketing of Biocurex's cancer detection products will be subject to regulation by numerous governmental authorities in the United States and in other countries, including, but not limited to, the FDA. Among other requirements, FDA approval of Biocurex's manufacturing processes and facilities used by Biocurex will be required before Biocurex's cancer detection kits may be marketed in the United States. There can be no assurance that Biocurex's manufacturing facilities will be accepted by the FDA. The process required by European regulatory authorities before Biocurex's cancer detection kit can be marketed in Europe are similar to those in the United States. As with the FDA review process, there are numerous risks associated with the review of medical devices by foreign regulatory agencies. Additional data may be requested by foreign regulatory agencies to demonstrate the clinical safety and efficacy of a product, or to confirm the comparable performance of materials produced by a changed manufacturing process or at a changed manufacturing site

      Biocurex's research and development efforts have lately focused on the development of a screening assay which can detect multiple cancers from a blood (serum) sample. Biocurex's serum-based screening assay has not been approved by the FDA. Although the FDA approval is only required for the United States market, Biocurex believes FDA approval will add credibility when negotiating with overseas distributors. In order to obtain FDA approval of a product Biocurex must demonstrate to the satisfaction of the FDA that such product is safe and effective for its intended uses and that Biocurex is capable of manufacturing the product with procedures that conform to the FDA's regulations, which must be followed at all times. The process of obtaining FDA approvals can be costly, time consuming, and subject to unanticipated delay. There can be no assurance that such approvals will be granted to Biocurex on a timely basis, or at all.

      In addition to delays in review and approval of Biocurex's serum-based screening assay (assuming this product can be successfully developed), delays or rejection may also be encountered based upon changes in applicable law or regulatory policy during the period of regulatory review. Any failure to obtain, or any delay in obtaining FDA approvals would adversely affect the ability of Biocurex to market its serum-based screening assay. Moreover, even if FDA approval is granted, such approval may include significant limitations on indicated uses for which the product could be marketed.

      Both before and after approval is obtained, a product and its manufacturer are subject to comprehensive regulatory oversight. Violations of regulatory requirements at any stage, may result in adverse consequences, including the FDA's delay in approving or refusal to approve a product, withdrawal of an approved product from the market, and/or the imposition of criminal penalties against the manufacturer. In addition, later discovery of previously unknown problems relating to a marketed product may result in restrictions on such product or manufacturer including withdrawal of the product from the market.

If cost estimates for Biocurex's research and marketing are inaccurate, Biocurex will require additional funding. Biocurex's estimates of the costs associated with its proposed research, development and marketing activities may be substantially lower than the actual costs of these activities. If Biocurex's cost estimates are incorrect, Biocurex will need additional funding for its research and marketing efforts.

Biocurex may not achieve or maintain a competitive position in its industry and future technological developments may result in Biocurex's proprietary technologies becoming uneconomical or obsolete. The field in which Biocurex is involved is undergoing rapid and significant technological change. The successful marketing of Biocurex's cancer detection kit will depend on its ability to be in the technological forefront of this field. There can be no assurance that Biocurex will achieve or maintain such a competitive position or that other technological developments will not cause Biocurex's proprietary technologies to become uneconomical or obsolete.

Biocurex's patents might not protect its technology from competitors. Certain aspects of Biocurex's technologies are covered by U.S. patents. In addition, Biocurex has a number of patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford Biocurex. Disputes may arise between Biocurex and others as to the scope, validity and ownership rights of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that Biocurex will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to Biocurex. The scope and validity of such patents, if any are presently unknown. Also, as far as Biocurex relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Biocurex is dependent for its success on the continued availability of its executive officers and the loss of management and scientific personnel could adversely affect Biocurex.

Biocurex may sell shares of its common stock in the future and these sales may dilute the interests of other security holders and depress the price of Biocurex's common stock. As of September 15, 2003, Biocurex had 22,563,525 outstanding shares of common stock. As of September 15, 2003, there were outstanding options and warrants which would allow the holders of these securities to purchase approximately 27,000,000 additional shares of Biocurex's common stock. Biocurex may also issue additional shares for various reasons and may grant additional stock options to its employees, officers, directors and third parties. See "Comparative Share Data".

The issuance or even the potential issuance of shares upon exercise of the options or warrants will have a dilutive impact on other stockholders and could have a negative effect on the market price of Biocurex's common stock.

There is, at present, only a limited market for Biocurex's common stock and there is no assurance that this market will continue. There is, at present, only a limited market for Biocurex's common stock and there is no assurance that this market will continue. Trades of Biocurex's Common Stock are subject to Rule 15g-9 of the Securities and Exchange Commission, which rule imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, brokers/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser's written agreement to the transaction prior to sale. The Securities and Exchange Commission also has rules that regulate broker/dealer practices in connection with transactions in "penny stocks". Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for Biocurex's common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

The offering of shares by Biocurex will be made at the same time that shares of common stock are being offered for sale by the selling shareholders. The sale of these shares by the selling shareholders may make it more difficult for Biocurex to sell its shares at the same time, since, the selling shareholders will be free to sell their shares at a price below the price at which Biocurex is selling its shares.

                           Forward Looking Statements

      This prospectus contains various forward-looking statements that are based on beliefs as well as assumptions made by and information currently available to Biocurex. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. These statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                             COMPARATIVE SHARE DATA

      As of September 15, 2003, Biocurex had 22,563,525 outstanding shares of common stock. The following table lists additional shares of Biocurex's common stock which may be issued as the result of the exercise of outstanding options, warrants or convertible notes:

                                                         Number of      Note
                                                           Shares    Reference

   Shares issuable upon exercise of Non-Qualified
   Stock options granted, or which may be granted,
   to Biocurex's officers, directors, employees
   and consultants.                                      10,805,000        A

   Shares which may be issued pursuant to Stock
   Bonus Plan                                             4,690,750        B

   Shares issuable upon exercise of options and warrants
   granted to Biocurex's officers, directors, employees,
   financial consultants and private investors            4,946,638        C

   Shares issuable upon conversion of notes and exercise
   of warrants                                            6,947,325        D.

A. As of September 15, 2003 Biocurex had granted options to purchase 5,195,000 shares of its common stock pursuant to its Non-Qualified Stock Option Plan. Options for the purchase of 3,295,000 shares had been exercised as of September 15, 2003.

B. As of September 15, 2003, Biocurex had issued 809,250 shares of common stock pursuant to its Stock Bonus Plan. All of these shares have been registered for public sale by means of a registration statements on Form S-8 which Biocurex has filed with the Securities and Exchange commission.

C. Options and warrants in this category were not granted pursuant to Biocurex's Non-Qualified Stock Option Plan. Options and warrants are exercisable at price between $0.05 and $1.00 per share and expire between December 31, 2003 and December 5, 2005.

D. During the four months ended April 30, 2003 Biocurex sold convertible notes in the principal amount of $430,860 to seven private investors. The notes bear interest at 5% per year and are due and payable five years from the respective dates of the notes. The note holders also received warrants to collectively purchase 1,693,111 shares of Biocurex's common stock at prices between $0.08 and $0.38 per share. The warrants expire at various dates between January 17 and March 27, 2005. Each note may at the option of the holder be converted at any time into shares of Biocurex's common stock. The number of shares to be issued upon the conversion of any note is equal in number to the amount determined by dividing the principal amount to be converted by the Conversion Price. The Conversion Price was separately negotiated for each note and ranges between $0.05 and $0.23. If all notes were converted Biocurex would be obligated to issue an additional 2,396,672 shares of common stock. For every share issued upon conversion the note holders will receive warrants to purchase one additional share of common stock. The exercise price of these warrants varies between $0.05 and $0.25 per share. If all notes were converted, Biocurex would be obligated to issue warrants which would allow the holders to purchase 2,396,672 additional shares of Biocurex's common stock.

      The shares referred to in Notes A and B have been registered for public sale by means of a separate registration statement on Form S-8 which BioCurex has filed with the Securities and Exchange Commission.

      Substantially all of the shares referred to in Notes C and D are being offered for resale by means of this prospectus. See "Selling Shareholders".

                                 USE OF PROCEEDS

   The following table shows the intended use of the proceeds of this offering, depending upon the amount raised from the sale of shares offered by Biocurex.

                                         Gross Offering Proceeds

Research and development   $  80,000      $200,000    $400,000   $   750,000
General and administrative    20,000        50,000     100,000       250,000
                          ----------    ----------   ---------  ------------
                            $100,000      $250,000    $500,000    $1,000,000
                            ========      ========    ========    ==========

      If less than $100,000 or more than $1,000,000 is raised in this offering, the offering proceeds, net of anticipated unpaid offering expenses of $10,000, will be allocated 75% to research and development, and 25% to general and administrative expenses.

      The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by Biocurex. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital.

                            Market for Common STOCK.

      As of September 15, 2003, there were approximately 200 record holders of Biocurex's common stock. Biocurex's common stock is traded on the OTC Bulletin Board. Set forth below is the range of high and low quotations for Biocurex's common stock for the periods indicated as reported by the National Association of Securities Dealers, Inc. The market quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions and may not necessarily represent actual transactions.

         Quarter Ending                High             Low

            3/31/01                   $ 3.88          $ 3.50
            6/30/01                     5.50            1.75
            9/30/01                     5.88            1.95
           12/31/01                     2.24            0.81

            3/31/02                   $ 1.51          $ 0.50
            6/30/02                     0.82            0.10
            9/30/02                     0.15            0.05
           12/31/02                     0.11            0.03

           3/31/03                     $0.53           $0.05
           6/30/03                     $0.26           $0.16

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefore and, in the event of liquidation, to share pro rata in any distribution of Biocurex's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. Biocurex has not paid any dividends on its common stock and Biocurex does not have any current plans to pay any common stock dividends.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              AND PLAN OF OPERATION

Plan of Operation

In February 2001, Biocurex discontinued its former business, which was the purchase and sale of thoroughbred racehorses. In February and March of 2001, Biocurex acquired certain patents and intellectual properties relating to a technology which can be used to detect cancer. Since that time, Biocurex has been involved in developing marketing its Histo-RECAF(TM) cancer detection kits. As of August 31, 2003, Biocurex had not generated any revenues from the sale of its Histo-RECAF(TM) cancer detection kits.

As of August 31, 2003 Biocurex did not have any useable Histo-Recaf kits in inventory and did not have the funds required to manufacture any Histo-Recaf kits for sale. During the year ended December 31, 2003 Biocurex will continue its efforts to license the Histo-Recaf technology to third parties.

If sufficient funds are available ($300,000 to $500,000) Biocurex plans to complete the development of a prototype which can detect multiple cancers from a blood (serum) sample assay. If Biocurex is successful in developing this assay, Biocurex will attempt to license the assay technology to pharmaceutical firms that have the financial capability to complete the research and clinical trials necessary to obtain clearance from the FDA and other regulatory authorities for the commercial sale of the assay.

Results of Operations

Material changes of certain items in Biocurex's Statement of Operations for the year ended December 31, 2002, as compared to the same period last year, are discussed below:

                              Increase (I)
Item                         or Decrease (D)   Reason

Depreciation and Amortization       D          Biocurex adopted SFAS 142 and
                                               accordingly ceased amortizing
                                               intellectual properties.
                                               Intellectual properties are
                                               stated at cost and are
                                               periodically analyzed for
                                               impairment of the carrying amount
                                               as compared to the fair  value of
                                               the assets. Management is of the
                                               opinion that Biocurex's
                                               intellectual properties were not
                                               impaired during the year ended
                                               December 31, 2002 and as a result
                                               a reduction in the cost basis of
                                               these assets was not necessary
                                               during  the period.

Professional and Consulting Fees     I         Expense associated with 2,384,549
                                               shares issued during the year for
                                               consulting services.

Public Relations and Advertising     D         In an effort to conserve cash,
                                               Biocurex reduced expenditures in
                                               these areas.

Research and Development             I         Development of improvements to
                                               Biocurex's Histo-Recaf diagnostic
                                               test and development of a
                                               screening assay based on blood
                                               samples.

Gain on Sale of Investment           I         Sale of part of Company's
                                               interest in Biolargo Technologies
                                               for $230,666.

Interest Income                      I         See Note 6 to Biocurex's
                                               financial statements.

Material changes of certain items in Biocurex's Statement of Operations for the six months ended June 30, 2003, as compared to the same period last year, are discussed below:

                             Increase (I)
Item                        or Decrease (D)    Reason

Stock Issuance Expense               I         More shares, options and warrants
                                               issued for services

Professional Fees and Consulting Fees I        Expense associated with 1,581,250
                                               shares issued for compensation to
                                               officers, directors, employees
                                               and consultants during the period
                                               for consulting services.

Public Relations and Advertising      I        Increased use of investor
                                               relations consultants.

Research and Development              D        Expenses in this category
                                               declined as the Company made
                                               an effort to conserve cash.

Travel and Entertainment              D        Expenses in this category
                                               declined as the Company made
                                               an effort to conserve cash.

Liquidity and Capital Resources

During the year ended December 31, 2002, Biocurex's operations used $769,732 in cash. During this period Biocurex satisfied its cash requirements primarily through:

      Sale of convertible notes                                      $110,000

      Sale of part of Company's interest in Biolargo
      Technologies                                                    230,666

      Sale of common stock in private placements                       78,985

      Advances from Dr. Wittenberg                                     30,782

      Increase in accrued interest on advances from Dr.
      Wittenberg                                                       29,035

      Agreement of Dr. Moro and Dr.  Wittenberg  to defer part of their  compensation  due for the year  ended  December  31,
      2002                                                            108,000

During the six months ended June 30, 2003, Biocurex's operations used $411,276 in cash. During this period Biocurex satisfied its cash requirements primarily through:

      Sale of convertible notes                                      $430,860

      Sale of common stock in private placements                       63,038

      Exercise of stock options                                       148,450

At December 31, 2001, Biocurex had a 51% interest in BioLargo Technologies, Inc. During the year ended December 31, 2002, Biocurex sold a portion of its interest in BioLargo Technologies, Inc. for gross proceeds of $230,666, reducing their interest from approximately 51% to 30%. For the year ended December 31, 2001, Biocurex accounted for its investment in BioLargo as a discontinued operation and reflected its losses separately on the consolidated statement of operations. As of December 31, 2002, the investment in BioLargo Technologies, Inc., for financial reporting purposes, did not have any cost base.

Biocurex anticipates that the capital requirements for the year ended December 31, 2003 will be as follows:

      Manufacturing Costs - Cancer Detection Kits              $100,000
      Research and Development - Histo-Recaf kits                75,000
      Research and Development - Serum screening assay          250,000
      Payment of Outstanding Liabilities                        300,000
      Repayment of Advances from a Director                     290,000
      General and Administrative Expenses                       300,000
      Marketing and Investor Communications                     200,000
                                                           ------------
                  Total:                                     $1,515,000
                                                             ==========

As of June 30, 2003, Biocurex had a working capital deficiency of approximately $(739,000). This working capital deficiency includes a $290,000 loan from Dr. Gerald Wittenberg, an officer and director of Biocurex. Biocurex does not have any bank lines of credit or any other traditional financing arrangements. Biocurex expects to obtain additional capital through the private sale of Biocurex's common stock or from borrowings from private lenders or financial institutions. There can be no assurance that Biocurex will be successful in obtaining any additional capital needed for its operations.

Recent Accounting Pronouncements

See Note 1 to Biocurex's financial statements.

Critical Accounting Policies And Estimates

Management's Discussion and Analysis of Financial Condition and Results of Operations discusses Biocurex's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. On an on-going basis, management evaluates its estimates and judgments, including those related to revenue recognition, intangible assets, financing operations, and contingencies and litigation. Management bases its estimates and judgments on historical experience and on various other factors that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. Biocurex's critical accounting policies are described in the notes to the financial statements for the fiscal year ended December 31, 2002 which are included as part of this report.

                                    BUSINESS

      Biocurex was incorporated in December 1997. Prior to February 20, 2001, Biocurex was engaged in the acquisition and sale of thoroughbred racing horses. As of December 31, 2000, Biocurex owned one thoroughbred horse.

      In February 2001, Biocurex ceased its business activities relating to the acquisition and sale of thoroughbred racehorses.

      On February 21, 2001, Biocurex issued 150,000 (1,950,000 post split) shares of its common stock to acquire certain patents and intellectual properties of Lagostar Trading S.A. ("Lagostar") with a fair value of $3,900,000. At the time of this acquisition, Lagostar owned certain technology and patents that relate to the early detection of cancer.

   On March 1, 2001, Biocurex's Board of Directors declared a 13-for-1 forward stock split.

      On March 25, 2001, Biocurex acquired the following assets from Pacific Biosciences Research Centre, then named Curex Technologies Inc., in consideration for the assumption by Biocurex of promissory notes in the amount of $2,326,869 which were payable by Pacific Biosciences to various third parties. The assets consisted of:

                        Patents                         $     353,878
                        Proprietary Technology              1,715,674
                        Cash                                  129,032
                        51% interest in BioLargo
                           Technologies, Inc.                 128,285
                              Total:                      $ 2,326,869
                                                          ===========

      In May 2001, Biocurex issued 1,544,404 shares of its common stock in payment of the notes, plus accrued interest, which Biocurex assumed in connection with the acquisition of assets from Pacific Biosciences.

      Biocurex filed an Assumed Name Certificate with the Texas Secretary of State in March, 2001 to enable Biocurex to conduct its business under the name of "Biocurex, Inc." At its next shareholders' meeting Biocurex plans to obtain shareholder approval to change the name of Biocurex from Whispering Oaks International Inc. to Biocurex, Inc.

Cancer Detection Kit

      As a result of Biocurex's acquisition of technology in February and March 2001, Biocurex owns patents and intellectual properties relating to certain technology which can be used to detect cancer. Accurate and timely diagnosis is the vital first step in managing cancer. The cancer diagnostics market is presently estimated at $4 billion per year.

      A principal goal of cancer research is to differentiate cancer cells from healthy cells. One way to achieve this goal is to detect molecules (markers) that are present on cancer cells but not on healthy cells. Biocurex's technology relates to the RECAF(TM) marker, which can be used in blood and tissue tests to determine if a patient has cancer. These tests can also be used on a regular basis for the early detection of recurring cancer, thereby allowing a more effective treatment of cancer patients. The RECAF(TM) marker has been found in all tissues studied, including breast, lung, stomach and prostate.

      Biocurex's cancer detection kit for tissues (Histo-RECAF(TM)) stains cancer cells thereby allowing a pathologist to easily see the cancer cells with the use of a microscope.

      Biocurex's Histo-RECAF(TM) kit was sent to independent laboratories and researchers for testing on a significant number of breast tissue samples selected at random. The samples included malignant, benign (fibro adenomas) and dysplastic (benign diffuse growth) specimens. In June 2001, Biocurex received confirmation from the first of these laboratories indicating that 100% of breast cancers tested positive with the kits. Benign tumors and other non-malignant breast tissues were also studied with Biocurex's cancer detection kit and Biocurex's technology correctly indicated that only 4% of these tissues were positive. Furthermore, several in-situ carcinomas (the earliest stage of cancer) tested positive. The test results are not only important in reference to the product itself, but also validate the RECAF(TM) system and its potential for other uses, such as serum testing, and cancer cell targeting in general.

      In August 2001, Biocurex received approval for its Histo- RECAF(TM) kit from Canada's Health Products and Food Branch division under License No. 31198. In January 2003 Biocurex was advised by the FDA that its Histo-RECAF(TM) test kit was classified as a Class I medical device. This classification allows Biocurex to sell its Histo- RECAF(TM) kits in the United States.

     As of September 15, 2003 Biocurex had not sold any Histo-RECAF(TM) test kits

      Due to the costs involved in manufacturing and marketing Biocurex plans to license the Histo-Recaf(TM) technology to third parties.

      Biocurex has also developed the Cryo-RECAF(TM) diagnostic kit, which is designed for use by pathologists as an aid in the diagnosis of cancer during surgery, since, in many cases, the determination as to whether cancer cells are benign or malignant is still not clear at the time of surgery. With the Cyro-RECAF(TM) kit, during surgery, the surgeon removes a portion of the tumor and, while the patient is still under anesthesia, the material is frozen in an ice block. The ice block is then cut into thin slices that can be seen under the microscope and thereby allows the pathologist to determine if the cancer cells are benign or malignant. Using this information, the surgeon is then able to determine the proper procedures to be used while the patient is still in the operating room. The results of the Cryo-RECAF(TM) test are available within 15 minutes. Biocurex has not applied to the FDA, Canada's Health Products and Food Branch, or any other regulatory authority for permission to sell the Cyro-RECAF(TM) kit on a commercial basis.

      Biocurex believes that a significant market exists for a screening assay which can detect multiple cancers from a blood (serum) sample. As a result, since March 2002 Biocurex's research and development efforts have been focused on the development of a serum-based screening assay. Based upon Biocurex's

RECAF(TM) technology. The potential market for a serum assay is hard to define, but market statistics confirm that there are over 100 million serum tumor marker (screening) tests performed every year. However, most of the assays are specific to a particular cancer and suffer from poor sensitivity and specificity. As an example, assay sales for CEA- Carcino Embryonic Antigen, a relatively insensitive assay for colorectal cancer are estimated to be over $500 million US dollars annually. Biocurex plans to complete the development of a prototype assay by mid-to-late 2003. If Biocurex is successful in developing this assay, Biocurex will attempt to license the assay technology to a pharmaceutical firm that has the financial capability to complete the research and clinical trials necessary to obtain clearance from the FDA and other regulatory authorities for the commercial sale of the assay.

BioLargo Technologies, Inc.

      At December 31, 2001 Biocurex had a 51% interest in BioLargo Technologies, Inc. ("BioLargo"). BioLargo has patented technology that combines super-absorbent fibers with an iodine which becomes active when wet. This composite material, known as I2ABSORB, is able to contain, absorb, deodorize and neutralize various biohazardous materials including blood specimens, incontinence pad, diapers, wound dressings, food package liners and surgical drapes. Recently adopted U.S. Department of Transportation regulations require the use of an absorbent between containers holding biohazardous materials and outside packaging.

   On June 28, 2002, Biocurex entered into an option agreement with Turtle Dove Resources, Inc. ("Turtle"), which gave Turtle the option to acquire 9,000,001 of the 10,000,001 shares of BioLargo's common stock owned by Biocurex. Biocurex's investment in BioLargo as of June 28, 2002, was approximately $128,000. Prior to October 31, 2002, Biocurex sold 3,150,000 of its BioLargo shares to Turtle for $180,266. Subsequent to October 31, 2002 Turtle's option expired. In November 2002 Biocurex sold 900,000 shares of BioLargo to Eastern Capital Corp. for $50,000. As of September 15, 2003 Biocurex did not have an agreement with any person to sell its remaining BioLargo shares.

                                   Management

      Information concerning Biocurex's officers and directors follows:

      Name                    Age        Position

      Dr. Ricardo Moro-Vidal   51        President and a Director
      Dr. Gerald Wittenberg    51        Chairman, Secretary/Treasurer/Director
      Dr. Phil Gold, PhD       64        Director


      Each director holds office until his successor is duly elected by the stockholders. Biocurex's officers serve at the pleasure of the Board of Directors.

      Dr. Ricardo Moro-Vidal, MD. - has been an officer and director of Biocurex since March 2001. Since 1996 Dr. Moro has been the President of Pacific Biosciences Research Centre, formerly named Curex Technologies Inc., where he developed the RECAF cancer marker concept. From 1980 to 1985, Dr. Moro worked in cancer research at the French National Cancer Institute near Paris, France. From late 1985 to 1988 he worked at the University of Alberta, Edmonton on onco-developmental biology. From 1989 to 1996 he was engaged in various entrepreneurial ventures relating to diagnostics and instrumentation.

      Dr. Gerald Wittenberg D.M.D., MS. - has been an officer and director of Biocurex since March 2001. Dr. Wittenberg is a specialist in Oral and Maxillofacial Surgery and has been in private practice since 1981. Dr. Wittenberg has extensive experience in financing of new companies, with specific interest in public company development. He has held directorships in both public and private companies.

      Dr. Phil Gold, C.C., O.Q., MD., PhD. - has been a director of Biocurex since March of 2001, as well as the Chairman of the Scientific Advisory Board. From 1978 to 1980, Dr. Gold was Director of the McGill Cancer Centre in Montreal, Quebec. From 1980 to 1984, he was Physician-in-Chief of the Montreal General Hospital. From 1985 to 1990, he served as Chairman of the Department of Medicine at McGill University in Montreal. His present positions include Physician-in-Chief, Department of Medicine, The Montreal General Hospital; Professor of Medicine, McGill University; Professor, Departments of Physiology and Oncology, McGill University; and the Director of the McGill University Medical Clinic at the Montreal General Hospital.

Management Changes

     In April 2002 Dr. Strathearn Wilson resigned as Biocurex's Chief Executive Officer and was replaced by Paul Slowey. In December 2002 Mr. Slowey resigned as Biocurex's Chief Executive Officer. In December 2002 Bruce Horton resigned as Biocurex's Chief Financial Officer and was replaced by Gerald Wittenberg.

Executive Compensation.

      The following table sets forth in summary form the compensation received by (i) the Chief Executive Officer of Biocurex and (ii) by each other executive officer of Biocurex who received in excess of $100,000 during the fiscal year ended December 31, 2002. Biocurex does not have a Compensation Committee.


                                                                                           All
                                                             Other                         Other
                                                             Annual    Restric-            Com-
                                                             Compen-  ted Stock  Options   pensa-
      Name and                    Fiscal   Salary    Bonus   sation     Awards   Granted   tion
Principal Position                 Year     (1)       (2)      (3)       (4)       (5)      (6)
------------------                ------   ------    -----   ------   ---------  -------   -----

Dr. Ricardo                        2002   $27,000       --       --          --  600,000      --
    Moro-Vidal
Chief Executive Officer
since December 10, 2002

Dr. Paul Slowey                    2002  $108,500       --       --          --       --      --
Chief Executive Officer
  between April  2002
  and December  2002


Dr. Strathearn Wilson              2002  $  5,732       --       --          --  125,000      --
Chief Executive Officer            2001  $ 22,785
  between March 2001
  and April 2002


(1) The dollar value of base salary (cash and non-cash) received. As explained in this section of the prospectus under the heading "Transactions with Related Parties and Recent Sales of Unregistered Securities" Dr. Moro's salary was paid with shares of the Company's common stock. Dr. Slowey's salary was paid in June 2003 with 353,000 shares of the Company's common stock.
(2) The dollar value of bonus (cash and non-cash) received.
(3) Any other annual compensation not properly categorized as salary or bonus, including perquisites and other personal benefits, securities or property.
(4) During the periods covered by the table, the value of the shares of restricted stock issued as compensation for services to the persons listed in the table. Dr. Moro did not own any shares of the Company's common stock on December 31, 2002.
(5) The shares of common stock to be received upon the exercise of all stock options granted during the periods covered by the Table.
(6) All other compensation received that Biocurex could not properly report in any other column of the Table.

Employment Contracts

Biocurex does not have any employment contracts with its executive officers.

Long-Term Incentive Plans - Awards in Last Fiscal Year

None.

Employee Pension, Profit Sharing or Other Retirement Plans

None.

Compensation of Directors

Standard Arrangements. Currently Biocurex does not pay its directors for serving as directors. Biocurex has no standard arrangement pursuant to which directors of Biocurex are compensated for any services provided as a director or for committee participation or special assignments.

Other Arrangements. See Stock Options below for information concerning options granted to Biocurex's officers and directors.

Stock Option and Bonus Plans

Biocurex has a Non-Qualified Stock Option Plan and a Stock Bonus Plan. A summary description of these Plans follows. In some cases these Plans are collectively referred to as the "Plans."

Non-Qualified Stock Option Plan

The Non-Qualified Stock Option Plan authorizes the issuance of shares of Biocurex's Common Stock to persons that exercise options granted pursuant to the Plan. Biocurex's employees, directors, officers, consultants and advisors are eligible to be granted options pursuant to the Plan, provided however that bona fide services must be rendered by such consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction. The option exercise price is determined by the Committee but cannot be less than the market price of Biocurex's Common Stock on the date the option is granted.

Stock Bonus Plan

Under the Stock Bonus Plan, Biocurex's employees, directors, officers, consultants and advisors are eligible to receive a grant of Biocurex's shares, provided however that bona fide services must be rendered by consultants or advisors and such services must not be in connection with the offer or sale of securities in a capital-raising transaction.

Other Information Regarding the Plans

The Plans are administered by Biocurex's Board of Directors. The Directors serve for a one-year tenure and until their successors are elected. A Director may be removed at any time by the vote of a majority of Biocurex's shareholders. Any vacancies that may occur on the Board of Directors may be filled by the Board of Directors. The Board of Directors is vested with the authority to interpret the provisions of the Plans and supervise the administration of the Plans. In addition, the Board of Directors is empowered to select those persons to whom shares or options are to be granted, to determine the number of shares subject to each grant of a stock bonus or an option and to determine when, and upon what conditions, shares or options granted under the Plans will vest or otherwise be subject to forfeiture and cancellation.

In the discretion of the Board of Directors, any option granted pursuant to the Plans may include installment exercise terms such that the option becomes fully exercisable in a series of cumulating portions. The Board of Directors may also accelerate the date upon which any option (or any part of any options) is first exercisable. Any shares issued pursuant to the Stock Bonus Plan and any options granted pursuant to the Incentive Stock Option Plan or the Non-Qualified Stock Option Plan will be forfeited if the "vesting" schedule established by the Board of Directors at the time of the grant is not met. For this purpose, vesting means the period during which the employee must remain an employee of Biocurex or the period of time a non-employee must provide services to Biocurex. At the discretion of the Board of Directors, payment for the shares of common stock underlying options may be paid through the delivery of shares of Biocurex's common stock having an aggregate fair market value equal to the option price, provided such shares have been owned by the option holder for at least one year prior to such exercise. A combination of cash and shares of common stock may also be permitted at the discretion of the Board of Directors.

Options are generally non-transferable except upon death of the option holder. Shares issued pursuant to the Stock Bonus Plan will generally not be transferable until the person receiving the shares satisfies the vesting requirements imposed by the Board of Directors when the shares were issued.

The Board of Directors of Biocurex may at any time, and from time to time, amend, terminate, or suspend one or more of the Plans in any manner they deem appropriate, provided that such amendment, termination or suspension will not adversely affect rights or obligations with respect to shares or options previously granted. The Board of Directors may not without shareholder approval make any amendment which would materially modify the eligibility requirements for the Plans or materially increase in any other way the benefits accruing to employees who are eligible to participate in the Plans.

            Options Granted During Fiscal Year Ending December 31, 2002

The following tables set forth information concerning the options or warrants (collectively the "options") granted during the year ended December 31, 2002 to Biocurex's officers and directors and the value of all unexercised options (regardless of when granted) held by these persons as of December 31, 2002.

                                       % of Total
                      Shares Issuable   Options
                      Upon Exercise     Granted to     Price Per  Expiration
 Name                  of Options (1)   Employees      Share (2)    Date
------                ---------------   ----------     ---------  ----------

Dr. Ricardo Moro-Vidal    600,000          26.9%          $0.07     11/01/04
Dr. Gerald Wittenberg     600,000          26.9%          $0.07     11/01/04
Dr. Phil Gold             130,000           5.8%          $0.07     11/01/04

(1) All of these options were granted pursuant to Biocurex's Non-Qualified Stock Option Plan. On March 12, 2003 Dr. Moro and Dr. Wittenberg each agreed to the cancellation of options for the purchase of 100,000 shares. Subsequently, all of the options in this table were exercised.
(2) On December 5, 2002 Biocurex's Board of Directors approved a resolution lowering the exercise price of these options from $1.00 to $0.07. Biocurex's directors authorized the repricing of the options since the exercise price of the options prior to their repricing was substantially in excess of the market price of Biocurex's common stock on the repricing date and as a result the options no longer served as an effective incentive to the holders of the options.


                                                                Value (in $) of
                                                 Number of        Unexercised
                                                Unexercised   In-the-Money Options at
                      Shares                    Options (3)   December 31, 2002 (4)
                    Acquired On     Value       Exercisable/      Exercisable/
Name                Exercise (1) Realized (2)  Unexercisable     Unexercisable
----                ------------ ------------  -------------  ---------------------

Dr. Ricardo Moro-Vidal  --           --          600,000/--           --/--
Dr. Gerald Wittenberg   --           --          600,000/--           --/--
Dr. Gerald Wittenberg   --           --          252,278/-- (5)       --/--
Dr. Phil Gold           --           --          130,000/--           --/--


(1) The number of shares received upon exercise of options during the year ended December 31, 2002.
(2) With respect to options exercised during Biocurex's year ended December 31, 2002, the dollar value of the difference between the option exercise price and the market value of the option shares purchased on the date of the exercise of the options.
(3) The total number of unexercised options held as of December 31, 2002, separated between those options that were exercisable and those options that were not exercisable. On March 12, 2003 Dr. Moro and Dr. Wittenberg each agreed to the cancellation of options for the purchase of 100,000 shares. Subsequently, all of the options in this table, with the exception of options to purchase 252,278 shares held by Dr. Wittenberg, were exercised.
(4) For all unexercised options held as of December 31, 2002, the market value of the stock underlying those options as of December 31, 2002.
(5) On December 5, 2002 Biocurex's Board of Directors approved a resolution lowering the exercise price of these options from $0.50 to $0.05. Biocurex's directors authorized the repricing of the options since the exercise price of the options prior to their repricing was substantially in excess of the market price of Biocurex's common stock on the repricing date and as a result the options no longer served as an effective incentive to the holder of the options.

Summary

The following table shows the weighted average exercise price of the outstanding options granted pursuant to Biocurex's Non-Qualified Stock Option Plan as of December 31, 2002. Biocurex's Non-Qualified Stock Option Plan has not been approved by Biocurex's shareholders.


                       Number                             Number of Securities Remaining
                       of Securities                      Available For Future Issuance
                       to be Issued    Weighted-Average   Under Equity Compensation
                       Upon Exercise   Exercise Price of  Plans (Excluding Securities
                       of Outstanding  of Outstanding     Reflected in Column (a))
Plan category          Options  [a]    Options [b]                 [c]
-----------------------------------------------------------------------------------------

Non-Qualified Stock
 Option Plan             2,045,000          $0.07                    455,000



In March 2003 options to purchase 1,695,000 shares of common stock were exercised at a price of $0.07 per share.

   The following sets forth certain information as of August 31, 2003 concerning the stock options and stock bonuses granted by Biocurex pursuant to the Plans. Each option represents the right to purchase one share of Biocurex's common stock.

                        Total                                         Remaining
                       Shares                                Shares    Options/
                     Reserved     Options      Options    Issued As      Shares
Name of Plan        Under Plans   Granted    Exercised  Stock Bonus  Under Plans

Non-Qualified Stock
  Option Plan      12,500,000  5,045,000   3,295,000          N/A    7,455,000
Stock Bonus Plan    5,500,000        N/A         N/A      809,250    4,690,750

      The following table summarizes the options and stock bonuses granted to Biocurex's officers, directors, employees and consultants pursuant to the Plans:Non-Qualified Stock Options

                       Options       Exercise  Expiration    Options Exercised
Name                   Granted       Price (1) Date (2)    as of August 31, 2003
----                   -------       --------- ----------  ---------------------

Ricardo Moro           500,000         $0.07    11/01/04           500,000
Gerald Wittenberg      500,000         $0.07    11/01/04           500,000
Phil Gold              130,000         $0.07    11/01/04           130,000
Shelly Singhal       1,000,000         (3)           (3)         1,000,000
Ricardo Moro           800,000         $0.001   08/31/08                --
Gerald Wittenberg      800,000         $0.001   08/31/08                --
Consultant             600,000         $0.17    06/12/03           600,000
Other employees and
  consultants          715,000         $0.07    11/01/04           565,000
                     ---------
                     5,045,000

(1) On December 5, 2002 Biocurex's Board of Directors approved a resolution lowering the exercise price of these options from $1.00 to $0.07. Biocurex's directors authorized the repricing of the options since the exercise price of the options prior to their repricing was substantially in excess of the market price of Biocurex's common stock on the repricing date and as a result the options no longer served as an effective incentive to the holders of the options

(2) The options may expire on earlier dates as the result of the termination of the option holder's employment or other association with Biocurex.

(3) On May 6, 2003 Biocurex entered into a consulting agreement with First Securities USA, Inc., which provides that First Securities will provide advice to Biocurex concerning corporate structure, mergers, acquisitions, related business combinations, marketing and policies and procedures.

      The consulting services will be provided by Shelly Singhal, an employee of First Securities, and as a result Mr. Singhal will receive any shares issuable upon the exercise of these options.

         As consideration for these consulting services, Biocurex granted First
         Securities:

o An option to purchase up to 1,000,000 shares of Biocurex's common stock, exercisable at mutually agreeable prices prior to exercise; and
o At the election of Biocurex, an option to purchase up to an additional 3,000,000 shares of Biocurex's common stock, exercisable at mutually agreeable prices prior to exercise.

      As of September 15, 2003 Mr. Singhal had exercised options to purchase 1,000,000 shares of Biocurex's common stock.

Stock Bonuses

      As of September 15, 2003 Biocurex had issued shares of its common stock pursuant to its Stock Bonus plan to the following persons:

      Name                       Date                Shares
      ----                       ----                -------

      Former employee and
        consultants              various            809,250

Transactions with Related Parties and Recent Sales of Unregistered Securities

      As of December 31, 2000, Biocurex was engaged in the acquisition and sale of thoroughbred racing horses. As of December 31, 2000 Biocurex owned one thoroughbred horse and had 2,525,000 outstanding shares of common stock. The officers and directors of Biocurex at that time were Kevin B. Halter, Kevin B. Halter Jr., and Pam J. Halter. The Halter's collectively owned 1,900,000 shares of Biocurex's common stock. During the year ended December 31, 2001, Biocurex transferred the thoroughbred horse, having a net book value of $13,128, to the Halter's as payment in full on the advances given to Biocurex totaling $72,303. The difference of $59,175 was recorded as a contribution to capital.

      On February 20, 2001, Ignacio Martinelli purchased 1,892,308 shares from the Halters for $50,000. In connection with this transaction, the Halters elected Mr. Martinelli as a director and then resigned their positions as officers and directors of Biocurex. Biocurex also ceased its business activities relating to the acquisition and sale of thoroughbred racehorses.

      On February 21, 2001, Biocurex issued 150,000 (1,950,000 post split) shares of its common stock to acquire all of the issued and outstanding shares of Lagostar Trading S.A. At the time of this acquisition, Lagostar Trading owned certain technology and patents, which relate to the early detection of cancer. Prior to its acquisition by Biocurex, all of the outstanding shares of Lagostar Trading were owned by relatives of Dr. Ricardo Moro-Vidal, an officer and director of Biocurex.

      On March 1, 2001, Biocurex's Board of Directors declared a 13-for-1 forward stock split.

      As a result of this forward split, Mr. Martinelli owned 24,600,004 shares of common stock and Biocurex's capitalization increased to 32,825,026 outstanding shares of common stock.

      On March 25, 2001, Biocurex acquired the following assets from Pacific Biosciences Research Centre, formerly named Curex Technologies Inc., in consideration for the assumption by Biocurex of promissory notes in the amount of $2,326,869, which were payable by Pacific Biosciences to various third parties. Dr. Ricardo Moro-Vidal, at the time of this acquisition and at present, is the president and sole shareholder of Pacific Biosciences.

                        Patents                         $    353,878
                          Property Technology              1,715,674
                        Cash                                 129,032
                        51% interest in BioLargo
                           Technologies, Inc.                128,285
                              Total                      $ 2,326,869
                                                         ===========

     On April 20, 2001, Mr. Martinelli, as Biocurex's sole director, appointed Dr. Ricardo Moro-Vidal, Dr. Gerald Wittenberg and Dr. Phil Gold as directors. Following these appointments, Mr. Martinelli resigned as an officer and a director.

     In March 2001, Mr. Martinelli returned 24,600,004 shares of common stock to Biocurex for cancellation.

      In May 2001, Biocurex issued 1,544,404 shares of its common stock in payment of the notes, plus accrued interest, which Biocurex assumed in connection with the acquisition of assets from Pacific Biosciences Research Centre. Dr. Wittenberg received 519,270 of these shares.

      Pacific BioSciences Research Centre conducts research relating to the Histo-Recaf technology. Pacific BioSciences Research Centre is owned 100% by Dr. Ricardo Moro-Vidal. As of June 30, 2003 the Company owed Pacific BioScience Research Centre $56,174 for loans to the Company.

      On December 18, 2001, Dr. Gerald Wittenberg was issued warrants to purchase 252,278 shares of Biocurex's common stock at $0.50 per share. These warrants, which expire on December 31, 2006, were issued as additional consideration for advances made by Dr. Gerald Wittenberg to Biocurex. On December 5, 2002, Biocurex's Board of Directors approved a resolution lowering the exercise price of these warrants from $0.50 to $0.05. As of December 31, 2002 Biocurex owed Dr. Wittenberg $283,061, plus accrued interest of $39,853, in connection with these loans. The amounts due Dr. Wittenberg bear interest at 11% per year, are unsecured and are due on demand.

      At December 31, 2002 Biocurex owed Dr. Moro and Dr. Wittenberg $54,000 each for accrued compensation. In March 2003 Dr. Moro and Dr. Wittenberg each applied $35,000 of the amount owed to them by Biocurex toward the exercise price of options to purchase 500,000 shares of Biocurex's common stock. In March 2003 Biocurex issued Dr. Moro and Dr. Wittenberg 250,000 shares each in payment of $12,000 of accrued compensation.

      In March 2003 Biocurex issued 725,000 shares of its common stock in settlement of $132,000 in liabilities owed to four persons who were not affiliated with Biocurex.

                             PRINCIPAL SHAREHOLDERS

      The following table sets forth, as of September 15, 2003, information with respect to the shareholdings of (i) each person owning beneficially 5% or more of Biocurex's Common Stock (ii) each officer and director of Biocurex (iii) all officers and directors as a group. Unless otherwise indicated, each owner has sole voting and investment powers over his shares of common stock.

                                       Number of            Percent of
     Name and Address                   Shares (1)              Class

     Dr. Ricardo Moro-Vidal              600,000               2.6%
     1007-1625 West 13th Avenue
     Vancouver, British Columbia
     Canada  V6J 2E9

     Dr. Gerald Wittenberg             1,119,270               4.9%
     6857 Churchill Street
     Vancouver, British Columbia
     Canada  V6P 5B4

     Dr. Phil Gold                       120,000               0.5%
     3225 The Boulevard
     Westmount, Quebec
     Canada  H3Y 1S4

     All Officers and Directors
     as a Group (3 persons)            1,839,270               7.9%

(1) Excludes shares issuable upon the exercise of options granted to the following persons.

                                  Shares Issuable Upon      Option Exercise
         Name                      Exercise of Options           Price
         ----                  ---------------------------------------------

         Dr. Ricardo Moro-Vidal         800,000                 $0.001
         Dr. Gerald Wittenberg          252,278                 $ 0.05
         Dr. Gerald Wittenberg        1,275,000                 $ 0.08
         Dr. Gerald Wittenberg          800,000                 $0.001
         Dr. Phil Gold                  150,000                 $0.001

                              OFFERING BY BIOCUREX

      By means of this prospectus Biocurex is offering to the public up to 5,000,000 shares of its common stock at a price equal to 90% of the average of the closing prices of its common stock on the OTC Bulletin Board during the twenty trading days preceding the date on which Biocurex accepts subscription proceeds for the particular investment. However, in no event will shares be sold at less than $0.35 per share.

      Biocurex will offer its shares through its officers on a "best efforts" basis. Biocurex will not employ any brokers or sales agents to sell these shares and Biocurex will not compensate any officer or third party for their participation in this offering. There is no firm commitment by any person to purchase or sell any of these shares and there is no assurance that any such shares offered will be sold. All proceeds from the sale of the shares will be promptly delivered to Biocurex. Biocurex plans to end the offering on ________. However, Biocurex may, at its discretion, end the offering sooner or extend the offering to __________.

      Biocurex has the right to refuse to accept subscriptions from any person for any reason whatsoever. No subscription shall be deemed to be binding until accepted in writing by Biocurex.

                              SELLING SHAREHOLDERS

      This prospectus relates to the sale of shares of Biocurex's common stock by several shareholders of Biocurex. The shares offered by this prospectus include shares owned by these shareholders as well as shares issuable upon the exercise of options and warrants. The shares, options and warrants were issued by Biocurex for services rendered and in private offerings for cash.

      Biocurex will not receive any proceeds from the sale of the shares by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by Biocurex. The selling shareholders will pay all other costs of the sale of the shares offered by them.

    The following table identifies the selling shareholders and the shares which are being offered for sale by the selling shareholders.

                                Shares
                               Issuable    Shares               Share Ownership
                                 Upon     Issuable   Shares           After
                               Exercise     Upon     Offered         Offering
                     Shares      of      Conversion  by this    Number     % of
Name                 Owned     Warrants   of Notes  Prospectus  of Shares  Class
--------------------------------------------------------------------------------

Bitazol, S.A.        273,730      536,088   233,092  1,042,910      --
Claudia Gazzo        500,000      500,000            1,000,000      --
Alejandra Zabaleta   600,000      600,000            1,200,000      --
Sylvana Gazzo        625,779      440,514   256,571  1,322,864      --
Gabriel Pereyra      394,244      394,244              788,488      --
Gabriel De Carlo     325,000      325,000              650,000      --
Noirmont, S.A.        70,128                            70,128      --
Wachusetts, S.A.     180,000      730,133   343,833  1,253,966      --
Valery Strongitharm  900,543      900,543            1,801,086      --
Pablo Romero         205,642                           205,642      --
Florencia Borio       26,216    1,777,988   955,800  2,760,004      --
Maria Isabel Moro    145,000      244,631   152,537    542,168      --

Javier Moro                       727,742   454,839  1,182,581         --   --
Gerald Wittenberg  1,119,270 (1) 1,527,278           2,296,548    350,000  1.5%
Ricardo Moro         600,000 (1)                       250,000    350,000  1.5%
Bruce Horton         340,607                           250,000     90,607  0.4%
Floyd Wandler         75,000                            75,000         --   --
Antonia Bold-de-
 Haughton            150,000                           150,000         --   --
Luis Genisans        325,000                           325,000         --   --
Esenul, S.A.         325,000                           325,000         --   --
                   ---------  ---------  ---------     -------    -------
                   7,181,159  8,704,161  2,396,672  17,491,385    790,607
                   =========  =========  =========  ==========   ========

 (1) Up to 350,000 shares owned by this shareholder have been registered for public sale by means of a registration statement on Form S-8 which BioCurex has filed with the Securities and Exchange Commission.

Manner of Sale.

      The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit, in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and
o face-to-face transactions between sellers and purchasers without a broker/dealer.

      In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

      The selling shareholders and any broker/dealers who act in connection with the sale of the shares may be deemed to be "underwriters" within the meaning of ss.2(11) of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act.

      Biocurex has advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. Biocurex has also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, the selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". Biocurex has also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

                            DESCRIPTION OF SECURITIES

    Biocurex is authorized to issue 125,000,000 shares of common stock. As of September 15, 2003 Biocurex had 22,563,525 outstanding shares of common stock. Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

    Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available and, in the event of liquidation, to share pro rata in any distribution of the assets of Biocurex after payment of liabilities. The Board of Directors is not obligated to declare a dividend and it is not anticipated that dividends will ever be paid.

    Holders of common stock do not have preemptive rights to subscribe to additional shares of common stock. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock.

Transfer Agent

            Securities Transfer Corporation
            2591 Dallas Parkway
            Suite 102
            Frisco, TX 75034
            Phone: (469) 633-0101
            Fax:     (469) 633-0088

                                LEGAL PROCEEDINGS

      Biocurex is not involved in any pending or threatened legal proceedings.

                                     EXPERTS

      The financial statements included in this prospectus for the years ended December 31, 2002 and 2001 have been included in reliance on the report of Stonefield Josephson, Inc., independent accountants, given on authority of said firm as experts in auditing and accounting.

      Effective May 2, 2001, Biocurex retained Merdinger, Fruchter, Rosen & Corso, P.C. to act as Biocurex's independent certified public accountants. In this regard, Merdinger, Fruchter, Rosen & Corso, P.C. replaced Scott W. Hatfield as Biocurex's independent certified public accountant. Biocurex replaced Mr. Hatfield with Merdinger, Fruchter, Rosen & Corso, P.C. as a result of the change in Biocurex's management and the relocation of Biocurex's offices from Texas to

California. Mr. Hatfield audited Biocurex's financial statements for the fiscal years ended December 31, 1999 and 2000. The report of Mr. Hatfield for these fiscal years did not contain an adverse opinion, or disclaimer of opinion and was not qualified or modified as to audit scope or accounting principles. However, the report of Mr. Hatfield for these fiscal years was qualified with respect to uncertainty as to Biocurex's ability to continue as a going concern. During Biocurex's two most recent fiscal years and subsequent interim period ending May 2, 2001, there were no disagreements with Mr. Hatfield on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Mr. Hatfield would have caused him to make reference to such disagreements in his report.

      The change in Biocurex's auditors was recommended and approved by the board of directors of Biocurex. Biocurex does not have an audit committee.

During the two most recent fiscal years and subsequent interim period ending May 2, 2001, Biocurex did not consult Merdinger, Fruchter, Rosen & Corso, P.C. regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Biocurex's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

      Effective August 6, 2002, Merdinger, Fruchter, Rosen & Company, P.C., the firm which audited Biocurex's financial statements for the fiscal year ended December 31, 2001, was dismissed and replaced by Stonefield Josephson, Inc. ("Stonefield Josephson") to act as Biocurex's independent certified public accountants. The reports of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year did not contain an adverse opinion, or disclaimer of opinion, and was not qualified or modified as to audit scope or accounting principles. However, the report of Merdinger, Fruchter, Rosen & Company, P.C. for the fiscal year was qualified with respect to uncertainty as to Biocurex's ability to continue as a going concern. During Biocurex's most recent fiscal year and subsequent interim period ended August 6, 2002 there were no disagreements with Merdinger, Fruchter, Rosen & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Merdinger, Fruchter, Rosen & Company, P.C. would have caused it to make reference to such disagreements in its reports.

      The change in Biocurex's auditors was recommended and approved by the board of directors of Biocurex.

      During the two most recent fiscal years and subsequent interim period ending August 6, 2002, Biocurex did not consult with Stonefield Josephson regarding the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Biocurex's financial statements, or any matter that was the subject of a disagreement or a reportable event as defined in the regulations of the Securities and Exchange Commission.

                                 INDEMNIFICATION

      The Bylaws of Biocurex authorize indemnification of any director, officer, employee or agent against expenses incurred in connection with any action, suit, or proceeding to which he or she is named a party by reason of having acted or served in such capacity, except for liabilities arising from misconduct or negligence in performance of his or her duty. In addition, even a director, officer, employee, or agent who was found liable for misconduct or negligence in the performance of his or her duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or controlling persons pursuant to the foregoing provisions, Biocurex has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                              AVAILABLE INFORMATION

      Biocurex is subject to the informational requirements of the Securities Exchange Act of l934 and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Copies of any such reports, proxy statements and other information filed by Biocurex can be inspected at the public reference facility maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. Copies of such material can be obtained at prescribed rates. Certain information concerning Biocurex is also available at the Internet Web Site maintained by the Securities and Exchange Commission at www.sec.gov. Biocurex has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits) under the Securities Act of 1933, as amended (the "Act"), with respect to the Securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, reference is made to the Registration Statement.

                                TABLE OF CONTENTS
                                                                   Page
PROSPECTUS SUMMARY ................................
FORWARD LOOKING STATEMENTS.........................
RISK FACTORS.......................................
USE OF PROCEEDS....................................
MARKET FOR COMMON STOCK ...........................
MANAGEMENT'S DISCUSSION AND ANALYSIS
     AND PLAN OF OPERATION.........................
BUSINESS...........................................
MANAGEMENT ........................................
PRINCIPAL SHAREHOLDERS.............................
OFFERING BY BIOCUREX...............................
SELLING SHAREHOLDERS...............................
DESCRIPTION OF SECURITIES..........................
LEGAL PROCEEDINGS..................................
EXPERTS............................................
INDEMNIFICATION ...................................
AVAILABLE INFORMATION..............................
FINANCIAL STATEMENTS...............................

      No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by Biocurex. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities offered in any jurisdiction to any person to whom it is unlawful to make an offer by means of this prospectus.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 2002 AND 2001



                                      INDEX



Independent Auditors' Report                                             F-1

Balance sheets                                                           F-2

Statements of operations                                                 F-3

Statements of comprehensive loss                                         F-4

Statement of stockholders' equity                                      F-5 - F-6

Statements of cash flows                                               F-7 - F-8

Notes to financial statements                                         F-9 - F-26

                          INDEPENDENT AUDITORS' REPORT


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF
 WHISPERING OAKS INTERNATIONAL, INC.

We have audited the accompanying balance sheets of Whispering Oaks International, Inc. as of December 31, 2002 and 2001, and the related statements of operations, comprehensive loss, stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Whispering Oaks International, Inc. as of December 31, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has no ongoing source of revenue, incurred a loss from operations, has a negative cash flow from operations, and a working capital deficiency, which raises substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.



                                              /s/ Stonefield Josephson, Inc.
                                                 ------------------------------
                                                 STONEFIELD JOSEPHSON, INC.
                                                 Certified Public Accountants


Santa Monica, California
March 13, 2003

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                                 BALANCE SHEETS


                                                             December 31,
                                                          2002          2001
                                                          ----          ----

                                     ASSETS

CURRENT ASSETS
   Cash and cash equivalents                          $   3,531     $    7,622
   Accounts receivable                                    5,608              -
   Due from related party                                     -         13,000
                                                    -----------    -----------
     Total current assets                                 9,139         20,622

Assets in excess of liabilities of discontinued
  operations                                                  -         51,424

Patents, net of accumulated amortization
 of $44,786 and $19,194                                 339,092        364,684

Intellectual property, net of accumulated
 amortization of $279,284                             5,306,390      5,306,390
                                                    -----------    -----------

     TOTAL ASSETS                                    $5,654,621     $5,743,120
                                                    ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts payable and accrued expenses              $ 362,872     $  248,633
   Due to related parties                               611,096        319,258
                                                      ---------     ----------
     Total current liabilities                          973,968        567,891
                                                      ---------     ----------

COMMITMENTS AND CONTINGENCIES (Note 11)                       -              -

STOCKHOLDERS' EQUITY
   Common stock, $.001 par value; 125,000,000 shares
     authorized, 16,333,792 and 11,814,686 shares
     issued and outstanding                              16,334         11,815
   Additional paid-in capital                         6,929,945      6,627,095
   Total other comprehensive income                           -         28,213
   Prepaid consulting services                         (115,000)             -
   Accumulated deficit                               (2,150,626)    (1,491,894)
                                                     ----------     ----------
     Total stockholders' equity                       4,680,653      5,175,229
                                                     ----------     ----------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY     $ 5,654,621     $5,743,120
                                                    ===========     ==========

The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                            STATEMENTS OF OPERATIONS



                                                               For the Years Ending
                                                                    December 31,
                                                          --------------------------------
                                                              2002               2001
                                                          --------------     -------------
Revenue, net                                              $      5,450       $         -
                                                          --------------     -------------

General and administrative expenses
   Depreciation and amortization                                25,592            298,478
   Professional and consulting fees                            632,721            560,213
   Public relations and advertising                             50,183            171,101
   Research and development                                    426,500            165,000
   Travel and entertainment                                     26,146             35,002
   Other general and administrative expense                     26,269             27,413
                                                          --------------     -------------
Total general and administrative expenses                    1,187,411          1,257,207
                                                          --------------     -------------

Loss from operations                                        (1,181,961)        (1,257,207)

Other income (expense):
   Gain on sale of investment (Note 12)                        230,666                  -
   Interest income (expense)                                   328,622            (15,438)
                                                          --------------     -------------
      Total other income (expense)                              559,288           (15,438)
                                                          --------------     -------------

Loss before provision for income taxes                        (622,673)        (1,272,645)

Provision for income taxes                                           -                  -
                                                          --------------     -------------

Loss from continuing operations                               (622,673)        (1,272,645)

Discontinued operations:
Loss from operations of BioLargo, net of $-0- tax effect       (36,059)          (105,074)
                                                          --------------     -------------

Net loss                                                  $   (658,732)      $ (1,377,719)
                                                          ==============     =============

Loss per share - basic and diluted:
   Loss per share - continuing operations                 $       (0.06)     $       (0.11)
   Loss per share - discontinued operations                       (0.00)             (0.01)
                                                          --------------     -------------
Net loss per share - basic and diluted                    $       (0.06)     $       (0.12)
                                                          ==============     =============

Weighted average shares outstanding - basic and diluted     11,975,715         11,080,540
                                                          ==============     =============




The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                        STATEMENTS OF COMPREHENSIVE LOSS


                                                                 For the Years Ended
                                                                    December 31,
                                                          ----------------------------------
                                                               2002               2001
                                                          ----------------   ----------------
COMPREHENSIVE LOSS

 Net Loss                                                    $ (658,732)        $(1,377,719)

 Foreign Currency Translation                                   (28,213)             28,213
Adjustment
                                                          ----------------   ----------------

COMPREHENSIVE LOSS                                           $ (686,945)        $(1,349,506)
                                                          ================   ================



The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                       STATEMENTS OF STOCKHOLDERS' EQUITY
                     YEARS ENDED DECEMBER 31, 2002 AND 2001




                                                                                         Total
                                                                                         Other        Total
                                                  Additional   Prepaid                   Compre-   Stockholders'
                                Common Stock        Paid-In   Consulting   Accumulated   Hensive      Equity
                               Shares    Amount     Capital    Services      Deficit     Income    (Deficiency)
                               ------    ------   ----------  ----------   -----------   -------   -------------

Balance at January 1,2001    8,225,022   $ 8,225   $  46,775   $      -    $ (114,175)  $      -    $  (59,175)

Capital contributed
 relating to the forgiveness         -         -      59,175          -             -          -        59,175
 of advances payable
Issuance of common stock
 for patents and intellectual
 properties after giving
 effect to 13-for-1 reverse
 split                       1,950,000     1,950   3,898,050          -             -          -     3,900,000
Issuance of common stock in
 settlement of convertible
 notes payable               1,544,404     1,545   2,329,700          -             -          -     2,331,245
Issuance of common stock
 for cash                       84,260        84      96,406          -             -          -        96,490
Issuance of common stock
 for services                   11,000        11      21,989          -             -          -        22,000
Issuance of warrants                 -         -     175,000          -             -          -       175,000
Cumulative foreign currency
  translation adjustment             -         -           -          -             -     28,213        28,213
Net loss                             -         -           -          -    (1,377,719)         -    (1,377,719)
                            ----------  --------  ----------  ---------    ----------   --------    ----------

Balance at December 31,
2001                        11,814,686   $11,815  $6,627,095  $       -   $(1,491,894)  $ 28,213    $5,175,229




The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                 STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001


                                                                                         Total
                                                                                         Other        Total
                                                  Additional   Prepaid                   Compre-   Stockholders'
                                Common Stock        Paid-In   Consulting   Accumulated   Hensive      Equity
                               Shares    Amount     Capital    Services      Deficit     Income    (Deficiency)
                               ------    ------   ----------  ----------   -----------   -------   -------------

Balance at December 31,
 2001                      11,814,686  $ 11,815  $ 6,627,095  $        -  $ (1,491,894)  $ 28,213   $ 5,175,229
Issuance of common stock
 for cash                     105,313       105       78,880           -             -          -        78,985
Issuance of common stock in
  settlement of convertible
  notes payable             1,100,000     1,100      108,900           -             -          -       110,000
Issuance of common stock
  for services                 84,549        85       58,269           -             -          -        58,354
Issuance of common stock
 for consulting agreement   2,300,000     2,300      112,700   ( 115,000)            -          -             -
Issuance of common stock
 for accounts payable         929,244       929       74,181           -             -          -        75,110
Issuance of options                 -         -       21,042           -             -          -        21,042
Issuance of warrants                -         -      207,188           -             -          -       207,188
Reclassification of
 warrants and
 options to liability               -         -     (529,785)          -             -          -      (529,785)
Reclassification of
 warranty liability to equity       -         -       71,675           -             -          -        71,675
Beneficial conversion
 feature of
 convertible debt                   -         -       99,800           -             -          -        99,800
Cumulative foreign currency
   translation adjustment           -         -            -           -                  (28,213)      (28,213)
Net loss                            -         -            -           -      (658,732)         -      (658,732)
                            ---------   -------   ----------  ----------   -----------  ---------      --------

Balance at December 31,
 2002                      16,333,792   $16,334   $6,929,945  $ (115,000)  $(2,150,626) $       -    $4,680,653
                           ====================================================================================



The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                            STATEMENTS OF CASH FLOWS

                                                           For the Years Ended
                                                               December 31,
                                                            2002          2001
                                                            ----          ----
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss                                             $  (658,732)  $(1,377,719)
Adjustments to reconcile net loss to net cash
 used in operating activities:
  Depreciation and amortization                           25,592       298,478
  Common stock issued for services                        58,354        22,000
  Issuance of options                                     21,042             -
  Issuance of warrants                                   199,967       175,000
  Discount on convertible debt                           107,021             -
  Loss from operations of BioLargo                        36,059             -
  Interest income (expense)                             (458,110)            -
  Gain on sale of investment                            (230,666)            -
Changes in certain assets and liabilities:
  Increase in accounts receivable                         (5,608)            -
  Increase in accounts payable and accrued expenses      135,349       312,786
  Increase in due to related parties                           -        12,980
                                                      ----------   -----------
Total cash used for operating activities                (769,732)     (556,475)
                                                      ----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from (advances to) related party                  152       (13,000)
  Proceeds from sale of investment                       230,666             -
                                                      ----------    ----------
Total cash provided by (used for) investing activities   230,818       (13,000)
                                                      ----------    ----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Proceeds from notes payable                            110,000             -
  Issuance of common stock for cash                       78,985        96,490
  Increase in due to related parties                     345,838       238,056
                                                      ----------   -----------
Total cash provided by financing activities              534,823       334,546
                                                      ----------   -----------

NET DECREASE IN CASH AND CASH EQUIVALENTS                 (4,091)     (234,929)

CASH PROVIDED BY DISCONTINUED OPERATIONS                       -       228,329

CASH AND CASH EQUIVALENTS - BEGINNING                      7,622        14,222
                                                      ----------   -----------

CASH AND CASH EQUIVALENTS - ENDING                    $    3,531   $     7,622
                                                      ==========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for:
     Interest expense                                 $        -   $         -
                                                      ==========   ===========
     Income taxes                                     $        -   $         -
                                                      ==========   ===========

The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)
                      STATEMENTS OF CASH FLOWS (Continued)



NON-CASH INVESTING AND FINANCING ACTIVITIES:

o During the year ended December 31, 2001, the Company transferred livestock with a net book value of $13,128 to a related party as payment in full on advances received by the Company totaling $72,303. The difference of $59,175 has been recorded as a contribution to capital.

o On February 21, 2001, the Company acquired patents and intellectual properties from Lagostar Trading S.A. in exchange for 1,950,000 shares of the Company's common stock, which was valued at a fair market value of $3,900,000 after giving effect to the 13-for-1 forward stock split (see Note 2).

o On March 25, 2001, the Company acquired certain assets from Curex Technologies, Inc. and as consideration also accepted certain convertible notes payable totaling $2,326,869 (see Note 2 for a listing of the assets acquired).

o During the year ended December 31, 2001, the Company issued 1,544,404 shares in settlement of convertible notes payable and accrued interest totaling $2,331,245.

o During the years ended December 31, 2002 and 2001, the Company issued 84,549 and 11,000 shares, respectively, of the Company's common stock for services valued at $58,354 and $22,000, respectively.

o During the years ended December 31, 2002 and 2001, the Company incurred $207,188 and $175,000, respectively, of expenses relating to the issuance of warrants.

o During the year ended December 31, 2002, the Company issued 1,100,000 shares of the Company's common stock in settlement of convertible notes payable totaling $110,000.

o During the year ended December 31, 2002, the Company incurred $21,042 of expenses relating to the issuance of options.

o During the year ended December 31, 2002, the Company entered into an agreement to issue 929,244 shares of the Company's common stock in settlement of payables totaling $75,110.

o In November 2002, the Company entered into a contract for consulting services, to be performed in 2003, in exchange for 2,300,000 shares of the Company's common stock with a total value of $115,000.



The accompanying notes are an integral part of these financial statements.

                        WHISPERING OAKS INTERNATIONAL, INC.
                     NOTES TO FINANCIAL STATEMENTS (CONTINUED)
                     YEARS ENDED DECEMBER 31, 2002 AND 2001

NOTE 1 -   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Basis of Presentation

          Whispering  Oaks  International,   Inc.  (dba  BioCurex,   Inc.)  (the
          "Company") incorporated on December 8, 1997, under the laws of the state of Texas.

           During the year ended December 31, 2001, the Company acquired a 51% ownership interest in BioLargo Technologies, Inc. ("BioLargo") incorporated on May 3, 1999, under the Canada Business Corporation's Act (see Note 2). In June of 2002, the Company entered into an agreement to sell 9,000,001 shares of its 10,000,001 shares owned to an unrelated third party (see Note 12). This transaction has been accounted for as a discontinued operation as of December 31, 2001 and any gain on the sale has been properly recorded in 2002 upon disposition.

           The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have an established source of revenue and does not have sufficient cash to cover its ongoing operating costs deficiency. These factors raise substantial doubt about the Company's ability to continue as a going concern. As of December 31, 2002, the Company also has a working capital deficiency of $964,829 and incurred a loss for the year ended December 31, 2002, of $658,732. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

           Management is currently seeking additional financing through future private and public financing and exploring other options to raise additional capital.

           Line of Business

           During the first quarter of 2001, the Company ceased its business activities relating to the acquisition and sale of thoroughbred racehorses when a change of majority control occurred (see Note 8a). On February 21, 2001, the Company acquired intellectual properties and related patents for cancer diagnostics and therapeutics (see Note
           2a). The Company is now in the business of developing, producing, marketing and licensing cancer diagnostic kits.

           Use of Estimates

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. At December 31, 2002 and 2001, the Company used estimates to determine the realization of its patents and intellectual property. (See "Patents", "Intellectual Properties", and "Long-Lived Assets" below.) The Company estimates the recoverability of these assets by using undiscounted cashflows based on future operating activities. Actual results could differ from those estimates.

           Revenue Recognition

           The Company recognizes revenue upon shipment of the product and performing credit checks for collection of the receivables. Shipping and handling charges are included in gross sales, with the related costs included in selling, general and administrative expenses. Sales are recorded net of returns, discounts and allowances.

           Cash and Cash Equivalents

           The Company considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents.

           Concentration of Credit Risk

           Financial instruments that potentially subject the Company to concentrations of credit risk are cash and cash equivalents and accounts receivable arising from Company's normal business activities. The Company places its cash with high quality financial institutions and at times may exceed the insured limits.

           Fair Value of Financial Instruments

           The Company's financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and amounts due to/from related parties. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and amounts due to/from related parties approximate fair value due to the highly liquid nature of these short-term instruments.

           Patents

           The Company has adopted SFAS No. 142, "Goodwill and Other Intangibles." Under this pronouncement, if an asset has a definite life, then the guidelines under SFAS 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" apply. The patents are stated at cost and have a definite life of 15 years. Amortization is calculated using the straight-line method over the estimated useful life of 15 years. Patents are periodically analyzed for impairment of the carrying amount as compared to the fair value of the assets under the guidelines of Statement of Financial Accounting Standards ("SFAS") No. 142. In order to measure any impairment, the Company evaluated whether there were any events or circumstances that occurred that may have affected the carrying amount of the intangible. Management believes that no such events have occurred as of December 31, 2002. In the event that management determines that a triggering event has occurred, the Company would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. The future cash flows that would be used are the future cash inflows expected to be generated by the asset less the future cash outflows expected to be necessary to obtain those inflows. When the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss would be recognized.

           Intellectual Properties

           The Company has adopted SFAS 142 and accordingly has ceased amortizing intellectual properties, due to their having an indefinite life. The remaining useful life will be reviewed each reporting period for changes. Intellectual properties are stated at cost and are periodically analyzed for impairment of the carrying amount as compared to the fair value of the assets. In order to measure any impairment, the Company evaluated whether there were any events or circumstances that occurred that may have affected the carrying amount of the intangible. Management believes that no such events have occurred as of December 31, 2002. In the event that management determines that a triggering event has occurred, the Company would first determine the fair market value of the reporting unit. If the value of the asset exceeds the fair value of the reporting unit, then the Company would estimate the undiscounted cash flows from continuing to use the asset and compare that amount to the assets carrying amount. If the carrying amount of the asset is greater than the expected future cash flows then an impairment loss would be recognized.

           Long-Lived Assets

           In accordance with SFAS Nos. 142 and 121, long-lived assets to be held and used are analyzed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 142 relates to assets with an indefinite life where as SFAS 121 relates to assets that can be amortized and the life determinable. The Company evaluates at each balance sheet date whether events and circumstances have occurred that indicate possible impairment. If there are indications of impairment, the Company uses future undiscounted cash flows of the related asset or asset grouping over the remaining life in measuring whether the assets are recoverable. In the event such cash flows are not expected to be sufficient to recover the recorded asset values, the assets are written down to their estimated fair value. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value of asset less the cost to sell.

           Research and Development

           Research and development costs are expenses as incurred.

           Advertising Costs

           Advertising costs will be expensed as incurred and included in general and administrative expenses. The Company has not incurred any advertising expenses during 2002 or 2001.

           Income Taxes

           Income taxes are provided for based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amount of assets and liabilities and their tax basis.

           Translation of Foreign Currency

           As of December 31, 2002, the Company no longer had majority interest in BioLargo. However, when it was a subsidiary, the Company determined that the local currency was its functional currency. In accordance with SFAS No. 52, "Foreign Currency Translation," the assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at average exchange rates for the fiscal year. Related translation adjustments are reported as a separate component in stockholders' equity, whereas gains or losses resulting from foreign currency transactions are included in results of operations.

           Stock-Based Compensation

           The Company accounts for employee stock options in accordance with Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees." Under APB 25, the Company does not recognize compensation expense related to options issued under the Company's employee stock options plans, unless the option is granted at a price below market price on the date of grant.

           In 1996, SFAS No. 123, "Accounting for Stock-Based Compensation," became effective for the Company. SFAS No. 123, which prescribes the recognition of compensation expense based on the fair value of options on the grant date, allows companies to continue applying APB 25 if certain pro forma disclosures are made using the fair value method, for which the Company uses the Black-Scholes options-pricing model.

           For non-employees stock based compensation, the Company recognizes an expense in accordance with SFAS No. 123 and values the equity securities based on the fair value of the security on the date of grant. For stock-based awards, the value is based on the market value for the stock on the date of grant and if the stock has restrictions as to transferability, a discount is provided for lack of tradability. Stock option awards are valued using the Black-Scholes option-pricing model.

           Earnings Per Share

           During 1998, the Company adopted SFAS No. 128, "Earnings Per Share," which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

           The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of outstanding common shares during the period. Diluted earnings per share gives effect to all potentially dilutive common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. As of December 31, 2002 and 2001, the Company had approximately 4,816,095 and 2,553,538, respectively, of anti-dilutive securities.

           Comprehensive Loss

           In June 1998, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for the reporting and display of comprehensive income and its components in the financial statements. As of December 31, 2002, the Company has items that represent comprehensive loss and, therefore, has included a Statement of Comprehensive Loss in the accompanying financial statements.

           Segment Disclosure

           SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," was issued, which changes the way public companies report information about segments. SFAS No. 131, which is based on the selected segment information, requires quarterly and annual disclosures about products and services, major customers, and the material countries in which the entity holds assets and reports revenues. The Company had two reportable segment during the year ended December 31, 2001. The second reportable segment is being shown as a discontinued operation as of December 31, 2001 (see Note 12).

           New Accounting Pronouncements

           In October 2001, the FASB recently issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which requires companies to record the fair value of a liability for asset retirement obligations in the period in which they are incurred. The statement applies to a company's legal obligations associated with the retirement of a tangible long-lived asset that results from the acquisition, construction, and development or through the normal operation of a long-lived asset. When a liability is initially recorded, the company would capitalize the cost, thereby increasing the carrying amount of the related asset. The capitalized asset retirement cost is depreciated over the life of the respective asset while the liability is accreted to its present value. Upon settlement of the liability, the obligation is settled at its recorded amount or the company incurs a gain or loss. The statement is effective for fiscal years beginning after June 30, 2002. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

           In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Statement 144 addresses the accounting and reporting for the impairment or disposal of long-lived assets. The statement provides a single accounting model for long-lived assets to be disposed of. New criteria must be met to classify the asset as an asset held-for-sale. This statement also focuses on reporting the effects of a disposal of a segment of a business. This statement is effective for fiscal years beginning after December 15, 2001. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

          During April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishments of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements," and FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases," to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The Company does not expect the adoption of FASB No. 145 to have a material impact on the Company's financial position or results of operations.

           In July 2002, the FASB issued SFAS No. 146 "Accounting for Exit or Disposal Activities." The provisions of this statement are effective for disposal activities initiated after December 31, 2002, with early application encouraged. The Company adopted the pronouncement for the disposition that took place during the year ended December 31, 2002 (see Note 11).

           In October 2002, the FASB issued Statement No. 147, "Acquisitions of Certain Financial Institutions--an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which removes acquisitions of financial institutions from the scope of both Statement No. 72 and Interpretation No. 9 and requires that those transactions be accounted for in accordance with Statements No. 141, "Business Combinations," and No. 142, "Goodwill and Other Intangible Assets." In addition, this Statement amends SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship intangible assets and credit cardholder intangible assets. The requirements relating to acquisitions of financial institutions are effective for acquisitions for which the date of acquisition is on or after October 1, 2002. The provisions related to accounting for the impairment or disposal of certain long-term customer-relationship intangible assets are effective on October 1, 2002. This pronouncement does not currently apply to the Company.

           In December 2002, the FASB issued Statement No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of Statement No. 148 are effective for fiscal years ending after December 15, 2002, with earlier application permitted in certain circumstances. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of this Statement did not have a material impact on the Company's financial position or results of operations as the Company has not elected to change to the fair value based method of accounting for stock-based employee compensation.

           In January 2003, the FASB issued Interpretation No. 46, "Consolidation of Variable Interest Entities." Interpretation No. 46 changes the criteria by which one company includes another entity in its consolidated financial statements. Previously, the criteria were based on control through voting interest. Interpretation No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns or both. A company that consolidates a variable interest entity is called the primary beneficiary of that entity. The consolidation requirements of Interpretation No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to older entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The Company does not expect the adoption to have a material impact to the Company's financial position or results of operations.

           Reclassification

           Certain reclassifications have been made to prior year balances to conform to current year presentation.


NOTE 2 -   ACQUISITION OF ASSETS

           a) On February 21, 2001, the Company acquired patents and intellectual properties with a fair market value of $3,900,000 ($30,000 and $3,870,000, respectively) from Lagostar Trading S.A., in exchange for 1,950,000 shares of the Company's common stock, after giving effect to the 13-for-1 forward stock split (see Notes 4, 5, 8b and 8c). The Company's common stock was valued at $2.00 per share as determined by the Board of Directors. The Company's common stock was not publicly traded until March 30, 2001, at which time it opened in excess of $2.00 per share.

           b) On March 25, 2001, the Company acquired certain assets from Curex Technologies, Inc. ("Curex") and, as consideration, also accepted certain convertible notes payable totaling $2,326,869 (see Notes 4, 5, 7 and 10). The assets acquired consisted of:

                   Patents                               $    353,878
                   Intellectual Properties                  1,715,674
                   Cash                                       129,032
                   51% Interest in BioLargo                   128,285
                                                        -------------

                   Total assets acquired                  $ 2,326,869
                                                          ===========

               As of the date of acquisition, BioLargo's fair value was as follows:

                   Cash and cash equivalents            $       2,731
                   Inventory                                   83,475
                   Accounts receivable                            556
                   Prepaid expenses and other current assets    2,985
                   Patents                                    213,239
                                                         ------------
                                                              302,986
                   Accounts payable                           (51,446)
                                                        -------------
                   Net book value                             251,540
                   Less: minority interest                   (123,255)
                                                         ------------
                   Investment in BioLargo                 $   128,285
                                                          ===========

           In June 2002, the Company entered into an agreement to sell its investment in BioLargo to an unrelated third party. The Company has properly accounted for this transaction as part of discontinued operations at December 31, 2001 (see Note 12).


NOTE 3 -   RELATED-PARTY TRANSACTIONS

           The Company has related-party transactions with several directors and officers of the Company as well as other affiliated corporations. The Company's related-party transactions are as follows:

           Due to Related Parties
                                                           December 31,
                                                        2002          2001
                                                      --------      --------

  a)  Due to shareholder-principal                  $  283,060     $252,278
      Due to shareholder-interest                       39,853            -
  b)  Due to shareholder/director                      108,000       54,000
  c)  Due to Pacific BioScience Research
       Centre                                          180,183       12,980
      Total due to related parties                  $  611,096     $319,258
                                                    ==========     ========

a) During the years ended December 31, 2002 and 2001, the Company received advances to help operations from a shareholder of the Company. The amount advanced during the year ended December 31, 2002 and 2001, totaled $30,782 and $252,278, respectively, which bears interest at the rate of 11% per annum. The amount of interest recognized during the years ended December 31, 2002 and 2001, was $29,035 and $10,818, respectively and has been accrued as part of the due to related parties. As additional consideration for the advances, the Company granted 252,278 warrants to purchase the Company's common stock at $0.50 per share (see Note 9a).

b) During each of the years ended December 31, 2002 and 2001 the Company incurred management fees of $54,000 with two shareholders and directors of the Company.

c) The Company's research and development is performed by Pacific BioScience Research Centre ("Pacific"). Pacific was not purchased when the Company purchased certain assets of Curex, Inc. (see Note 2b). Curex was 100% owned and was purchased from a director and shareholder of the Company. Pacific continues to be 100% owned by the director and shareholder. During the years ended December 31, 2002 and 2001, Pacific did research and development for the Company valued at $426,500 and $165,000, respectively. At December 31, 2002 and 2001, the Company owed $180,183 and $12,980, respectively, to Pacific.


NOTE 4 -   PATENTS

           As discussed in Note 2, the Company has acquired certain patents. These patents consist of developing the method for diagnostic and treatment of cancer using a new cancer marker called "RECAF." These patents are presently registered in approximately 24 countries with ongoing registrations currently being conducted

           The patents have a cost totaling $383,878 and were acquired as follows:

a) Patents totaling $30,000 were acquired relating to the acquisition from Lagostar (see Note 2a);

b) Patents totaling $353,878 were acquired relating to the acquisition of certain assets of Curex (see Note 2b).

           A schedule of patents account is as follows:

                                                             December 31,
                                                             2002          2001
                                                         ---------     --------
                  Patents                                $383,878      $383,878
                  Less accumulated amortization          (44,786)      (19,194)
                                                         -------       -------

                     Net patents                         $339,092      $364,684
                                                         ========      ========

           Amortization expense totaled $25,592 and $19,194 for the years ended December 31, 2002 and 2001, respectively. Future amortization expense is as follows:

                                 Year ended
                                December 31,
                                    2003                   $   25,592
                                    2004                       25,592
                                    2005                       25,592
                                    2006                       25,592
                                    2007                       25,592
                                 Thereafter                   211,132
                                                           ----------
                                                           $  339,092
                                                           ==========

NOTE 5 -   INTELLECTUAL PROPERTIES

           As discussed in Note 2a, the Company has acquired certain intellectual properties relating to the rights to a new cancer marker technology. The technology identifies a universal cancer biomarker or receptor known as RECAF, thereby allowing detection of malignant cancer from blood test or tissue biopsies. The technology can also be used to image the location of the cancer and improve upon the present detection systems.

           These intellectual properties, have a cost totaling $5,585,674, were acquired as follows:

a) Intellectual properties totaling $3,870,000 were acquired relating to the acquisition of patents and intellectual properties of Lagostar (see Note 2a); and

b) Intellectual properties totaling $1,715,674 were acquired relating to the acquisition of certain assets of Curex (see Note
               2b).

           Amortization totaling $279,284 has been recorded for the year ended December 31, 2001. In accordance with SFAS 142, the Company is no longer amortizing the asset as it has an indefinite life.


NOTE 6 -   ACCRUED WARRANT LIABILITY

           Under the terms of the convertible debentures issued on April 12, 2002 and June 24, 2002 (see Note 7) the number of shares that could be required to be delivered upon conversion is essentially indeterminate. As a result, in accordance with EITF 00-19, all warrants outstanding at that date that had initially been classified as equity have been reassessed and reclassified as warrant liability. The reclassification totaled $529,785. Furthermore, the classification of the warrants as a liability require variable accounting, with remeasurement of the fair value of the warrants at each balance sheet, with any adjustments reflected in earnings.

           At December 31, 2002, the convertible debentures were converted into shares of the Company's common stock. This resulted in no longer having to perform variable accounting on the warrants and options. A final measurement of fair value was performed at December 31, 2002 using the Black-Scholes option pricing model and the following assumptions: contractual term of 1 year; a risk-free interest rate of 1.30%; dividend yield of 0%; and volatility of 198%. The value of the liability of $71,675 has been reclassed back into equity at December 31, 2002. The Company has recorded $458,110 as a credit against interest expense during the year ended December 31, 2002 as a result of the variable accounting.

NOTE 7 -   CONVERTIBLE NOTES PAYABLE

           On March 25, 2001, the Company acquired convertible notes payable totaling $2,326,869, bearing interest at the rate of 5% per annum, as consideration for the acquisition of certain assets of Curex. These notes were due on demand and were convertible into shares of common stock. Convertibility was defined in the original note agreements and was assumed by the Company upon acquisition of such notes. The conversion price of the convertible notes payable varied from $0.17 to $3.50 per share. During May 2001, the Company issued 1,544,404 shares of its common stock totaling $2,331,245 for settlement of the notes plus accrued interest (see Note 8e).

           On April 12, 2002, the Company entered into a convertible note payable agreement in the amount of $50,000 bearing interest at 5% per annum. The note is due on demand and is convertible into shares of the Company's common stock plus warrants at market price on the date of conversion. If the debt is converted, no interest will be payable. During December 2002, the Company issued 500,000 shares of stock in exchange for the note. The market price on the conversion date was $0.10. A total of 500,000 warrants were also issued with a fair market value of $45,262 (see Note 9g).

           On June 24, 2002, the Company entered into a convertible note payable agreement in the amount of $60,000 bearing interest at 5% per annum. The note is due on demand and is convertible into shares of the Company's common stock plus warrants at market price on the date of conversion. If the debt is converted, no interest will be payable. During December 2002, the Company issued 600,000 shares of stock in exchange for the note. The market price on the conversion date was $0.10. A total of 600,000 warrants were also issued with a fair market value of $54,538 (see Note 9h).


NOTE 8 -   EQUITY TRANSACTIONS

a) During the year ended December 31, 2001, a change of control in the Company's ownership occurred when the majority shareholder of the Company sold his ownership to an unrelated third party.

b) On February 21, 2001, the Company issued 1,950,000 shares of its common stock, giving effect to the stock split, as consideration for the purchase of patents and intellectual properties of Lagostar totaling $3,900,000 (see Note 2a which includes fair market value determination).

c) During the year ended December 31, 2001, the Company had a 13-for-1 forward stock split. Prior to the forward stock split, the Company had 782,694 shares issued and outstanding. The forward stock split increased the issued and outstanding shares to 10,175,022. The accompanying financial statements have been restated to conform to the reverse stock split.

d) During the year ended December 31, 2001, the Company recorded $59,175 as contribution to capital for transferring livestock with a net book valued of $13,128 to a related party, as payment in full on advances received by the Company, totaling $72,303.

e) During the year ended December 31, 2001, the Company issued 1,544,404 shares in settlement of convertible notes payable and accrued interest totaling $2,331,245 (see Note 7 which includes fair market value determination).

f) During the year ended December 31, 2001, the Company issued 11,000 shares of the Company's common stock with a fair market value of $22,000 for services. Fair market value of stock given was determined based on the closing price of the stock on the date of approval by the Board of Directors.

g) During the year ended December 31, 2001, the Company sold 84,260 units consisting of 84,260 shares of the Company's common stock and 84,260 warrants entitling the holder to purchase 84,260 shares of the Company common stock for $96,490.

h) During the year ended December 31, 2002, the Company sold 105,313 units consisting of 105,313 shares of the Company's common stock and 105,313 warrants entitling the holder to purchase 105,313 shares of the Company common stock for $78,985.

i) During the year ended December 31, 2002, the Company issued 1,100,000 shares in settlement of convertible notes payable and accrued interest totaling $110,000 (see Note 7 which includes fair market value determination).

j) During the year ended December 31, 2002, the Company issued 84,549 shares of the Company's common stock with a fair market value of $58,354 for services. Fair market value of stock given was determined based on the closing price of the stock on the date of approval by the Board of Directors.

k) During the year ended December 31, 2002, the Board of Directors authorized the issuance of 929,244 shares of the Company's common stock in settlement of payables totaling $75,110. The fair market value of the stock was determined based on the closing price of the stock on the date of approval by the Board of Directors.

l) During the year ended December 31, 2002, the Company entered into three consulting agreements in exchange for 2,300,000 shares of the Company's common stock with a value of $115,000. Fair market value of the stock given was determined based on the closing price of the stock on the date of approval by the Board of Directors. The contract amount will be amortized over the contract period, which ends December 31, 2003. The amount has been offset against equity due to stock being issued before the services have been rendered.

NOTE 9 -   STOCK WARRANTS

           The following represents all activity that took place with regards to warrants issued:

                                                                         Average
                                                                        Exercise
                                                         Number      Price Per
                                                                           Share
                                                       -----------  ------------
               Outstanding, January 1, 1999 and 2000        -       $      -
                  Granted                                336,538           0.24
                                                       ---------    -----------
               Balance December 31, 2001                 336,538           0.24
                  Granted                              2,434,557           0.15
                                                       ---------    -----------

               Balance, December 31, 2002              2,771,095    $      0.16
                                                       =========    ===========

           The weighted average fair market value of the warrants granted during the year ended December 31, 2002 equals $0.11 and the weighted average remaining contractual life is 2.3 years.

          a) On December 18, 2001, Dr. Gerald Wittenberg was issued 252,278 warrants to purchase 252,278 shares of the Company's common stock at $0.50 cents per share. These warrants were issued as additional consideration of advances paid by Wittenberg to the Company (see Note 3a). The Company recognized approximately $175,000 of expense relating to the issuance of the warrants below market. The fair value of the warrant was estimated on the date of grant using the Black Scholes model. The following assumptions were used: average risk-free interest rate of 4.39%; expected life of one year; dividend yield of 0%; and expected volatility of 123.75%. In December 2002, the Company approved the reduction in the exercise price to $0.05, which was market price on the date of change. Additional compensation expense of $3,187 has been recorded. These warrants expire December 31, 2006.

          b) On October 29, 2001, Bitazol S.A. paid $65,000 for 52,000 shares of the Company's common stock together with 52,000 warrants entitling the holder to purchase 52,000 shares of the Company's common stock for $1.25 per share. The exercise price of the warrants was in excess of the stock price as of the date of issuance. These warrants expire October 30, 2003.

          c) On December 18, 2001, David and Margaret Segal paid $31,490 for 32,260 shares of the Company's common stock together with warrants entitling the holder to purchase 32,260 shares of the Company's common stock at $1.25 per share. The exercise price of the warrants was in excess of the stock price as of the date of issuance. In December 2002, the Company approved the reduction of the exercise price of the warrants from $1.25 to $0.05 per share, which was market price on the date of change. The change in exercise price is a trigger for variable accounting under Financial Accounting Standards Board Interpretation Number 44 "Accounting for Certain Transactions involving Stock Compensation." The calculation resulted in an immaterial expense; therefore no additional expense was recorded. These warrants expire December 31, 2003.

          d) On January 20, 2002, the Company issued 105,513 warrants entitling the holder to purchase 105,513 shares of the Company's common stock for $0.75 per share. The Company recognized $55,000 of expense relating to the issuance of the warrants. The fair value of the warrant was estimated on the date of grant using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 4.34%; expected life of one year; dividend yield of 0%; and expected volatility of 129.47%. In December 2002, the Company approved the reduction in the exercise price to $0.05, which was market price on the date of change. The change in exercise price is a trigger for variable accounting under Financial Accounting Standards Board Interpretation Number 44 "Accounting for Certain Transactions involving Stock Compensation." The calculation resulted in an immaterial expense; therefore no additional expense was recorded. These warrants expire January 20, 2004.

          e) On January 21, 2002, an unrelated third party was issued 100,000 warrants to purchase 100,000 shares of the Company's common stock at $0.50 per share. These warrants were issued as additional consideration for a cash investment into the Company. The Company recognized $77,000 of expense relating to the issuance of the warrants. The fair value of the warrant was estimated on the date of grant using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 4.34%; expected life of one year; dividend yield of 0%; and expected volatility of 129.47%. These warrants expire January 21, 2004.

          f) On March 15, 2002, an unrelated third party was issued 200,000 warrants to purchase 200,000 shares of the Company's common stock, 100,000 shares at $0.50 and 100,000 shares at $1.00. These warrants were issued as consideration for services rendered to the Company. The Company recognized $33,000 of expense relating to the issuance of the warrants. The fair value of the warrant was estimated on the date of grant using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 4.74%; expected life of one year; dividend yield of 0%; and expected volatility of 134.09%. These warrants expire March 15, 2004.

          g) On December 5, 2002, an unrelated third party was issued 500,000 warrants to purchase the Company's common stock at $0.10 per share as part of the conversion of notes payable to equity. In accordance with EITF 00-27 (accounting for convertible instruments with non-detachable conversion options), the Company recognized $45,262 of expense. The fair market value of the equity instruments was estimated on the date of conversion using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 1.84%; expected life of one year; dividend yield of 0%; and expected volatility of 279%. These warrants expire April 11, 2005.

          h) On December 5, 2002, an unrelated third party was issued 600,000 warrants to purchase the Company's common stock at $0.10 per share as part of the conversion of notes payable to equity. In accordance with EITF 00-27 (accounting for convertible instruments with non-detachable conversion options), the Company recognized $54,538 of expense. The fair market value of the equity instruments was estimated on the date of conversion using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 1.84%; expected life of one year; dividend yield of 0%; and expected volatility of 279%. These warrants expire June 23, 2005.

          i) On December 5, 2002, unrelated third parties were issued 929,244 warrants to purchase stock at $0.05 per share for additional consideration for services rendered. The Company recognized $38,943 of expense related to the issuance of these warrants. The fair market value of the equity instruments was estimated on the date of conversion using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 1.45%; expected life of one year; dividend yield of 0%; and expected volatility of 279%. The warrants expire December 5, 2003.


NOTE 10 -  STOCK OPTIONS

           On April 22, 2002, the Company:

               i. adopted a Non-Qualified Stock Option Plan, which authorizes the issuances of up to 2,500,000 options to purchase shares of the Company's common stock.

               ii. adopted a Stock Bonus Plan, which authorizes the issuance of up to 1,000,000 shares of common stock.

           In April 2002, the Company issued options to purchase 2,235,000 shares of its common stock at $1.00 per share to employees. Such options vested immediately. The exercise price exceeded the market price of the stock on the date of grant. During the year ended December 31, 2002, 190,000 of such options were forfeited. The options expire November 1, 2004.

           In December 2002, the Company approved a reduction in the exercise price of the options to $0.07 and the fair market value of the options was recalculated. Due to the repricing of the options, the equity instruments now fall under variable accounting. Under variable accounting for options granted to employees being accounted for under APB 25, the intrinsic value of the options will be determined at each reporting date by comparing the exercise price with the market price. Any excess of the market over exercise price will be recorded as an expense. For options granted to non-employees, the fair market value has to be recalculated at each reporting date with any increase in expense recorded.

           The status of several of the option holders changed during the period from the initial granting and the repricing of the options. They went from an employee classification to an outside consultant classification. Expense in the amount of $21,042 was recorded as it relates to the fair market value of the options granted to these individuals. The fair market value was calculated using the Black Scholes pricing model. The following assumptions were used: average risk-free interest rate of 1.45%; expected life of one year; dividend yield of 0%; and expected volatility of 279.00%

           The following table sets forth activity for all options after the repricing:

                                                                        Average
                                                                       exercise
                                                          Number of       price
                                                           shares      per share

            Outstanding, January 1, 2001                          -      $     -
                Granted                                   2,235,000         0.07
                Forfeited                                  (190,000)        0.07
                                                          ---------      -------

            Balance at December 31, 2002                   2,045,000     $  0.07
                                                          ==========     =======

           For options granted during the year-ended December 31, 2002, the weighted average exercise price was $0.07 and the market price of the Company's stock was $0.05. All options are exercisable at the end of the year. If not previously exercised, all of the options will expire November 1, 2004.

           Proforma information regarding net loss and loss per share under the fair value method is as follows:


               Net loss                                     $  (658,732)
               Compensation expense                          (1,405,800)
                                                             ----------
                   Proforma loss                            $(2,064,532)
                                                             ===========

               Proforma loss per share - basic and diluted  $     (0.17)
                                                             ===========

           The following assumptions were used to calculate the expense on the date of grant: average risk-free interest rate of 2.48%; expected life of one year; dividend yield of 0%; and expected volatility of 279.00%. Due to variable accounting when the exercise price changed, the fair market value was calculated at year-end using the following assumptions: average risk-free interest rate of 1.45%; expected life of one year; dividend yield of 0%; and expected volatility of 279.00%.


NOTE 11 - COMMITMENTS

           As of December 31, 2002, the Company leases executive office spaces for $3,165 per month pursuant to a lease, which expires May 31, 2003. During the years ended December 31, 2002 and 2001, the Company had rent expense totaling $37,980 and $3,165, respectively.

NOTE 12 -  DISCONTINUED OPERATIONS

           On June 28, 2002, the Company entered into an option agreement with Turtle Dove Resources, Inc. ("Turtle"), which gave Turtle the option to acquire 9,000,001 of the 10,000,001 shares of BioLargo's common stock. The Company owned a 51% ownership of BioLargo. The option agreement expired on December 31, 2002. The purchase price for the 9,000,001 shares is $505,000. As of December 31, 2002, the Company received $180,666 from Turtle and transferred 3,150,000 shares of BioLargo's stock to Turtle. BioLargo had assets of approximately $423,000 with liabilities totaling approximately $310,000 as of June 28, 2002. The Company's initial investment in BioLargo was approximately $128,000. The Company expects to recognize a gain on the sale of its investment in BioLargo. Accordingly, the Company has accounted for BioLargo as a discontinued operation as of December 31, 2001, and has shown their losses separately on the statement of operations.

           On November 29, 2002, the Company sold 900,000 shares of BioLargo to another entity for consideration totaling $50,000.

           The following represents the Company's allocation of profit and loss for its 51% ownership of BioLargo:


          Initial investment                                     $  128,285
          51% of BioLargo's losses for 2001                        (105,074)
          BioLargo's losses for 2002, maximum of investment         (23,211)
                                                                 ----------
               investment

               Net investment at time of sale                    $    (0.00)
                                                                 ==========

           As of December 31, 2002, the Company has recognized a gain of $230,666 on the sale of BioLargo and still owns 5,950,001 share of BioLargo's stock, which represents approximately 30% ownership. The Company is in the process of seeking a buyer for the remaining shares of stock.


NOTE 13 -  INCOME TAXES

           The components of the provision for income taxes as of December 31, 2002 and 2001 are as follows:
                                                            December 31,
                                                          2002         2001
           Current Tax Expense
            U.S. Federal                             $       -     $      -
            State and Local                                  -            -
                                                     ---------     --------
               Total current                                 -            -
                                                     ---------     --------

           Deferred Tax Expense
            U.S. Federal                             $       -     $      -
            State and Local                                  -            -
                                                     ---------     --------
               Total Deferred                                -            -
                                                     ---------     --------
           Total Tax Provision (Benefit)
            From Continuing Operations               $       -     $      -
                                                     =========     ========

           The reconciliation of the effective income tax rate to the Federal statutory rate is as follows for the years ended December 31, 2002 and 2001:

           Federal Income Tax Rate                          (34.0%)     (34.0%)
           Effect of Valuation Allowance                    34.0%        34.0%
                                                          -------      -------

           Effective Income Tax Rate                         0.0%         0.0%
                                                          =======      =======

           At December 31, 2002 and 2001, the Company had net operating loss carryforwards of approximately $2,281,000 and $1,317,000, respectively. Because of the current uncertainty of realizing the benefit of the tax carryforwards, a valuation allowance equal to the tax benefit for deferred taxes has been established. The full realization of the tax benefit associated with the carryforwards depends predominantly upon the Company's ability to generate taxable income during the carryforward period.

           Deferred tax assets and liabilities reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and amounts used for income tax purposes. Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                        2002          2001
                                                     ----------    ----------
           Deferred Tax Assets
              Loss Carryforwards                     $  890,000    $  514,000
              Less:  Valuation Allowance               (890,000)     (514,000)
                                                     -----------   -----------

           Net Deferred Tax Assets                   $        -    $        -
                                                     ==========    ==========

           Net operating loss carryforwards expire through 2022. Per year availability is subject to change of ownership limitations under Internal Revenue Code Section 382.


NOTE 14 -  SUBSEQUENT EVENTS

           On January 6, 2003, the Company sold 900,543 units consisting of 900,543 shares of common stock and 900,543 warrants entitling the holder to purchase 900,543 shares of the Company's common stock for $63,038.

           In March 2003, two directors agreed to cancel 100,000 options each and exercise 500,000 options each. The total consideration of $70,000 was paid through reduction of amounts owed to the directors.

           In March 2003, 500,000 shares of the Company's common stock will be issued for payable to related parties totaling $24,000.

           In March 2003, the Company issued 200,000 shares of its common stock as a bonus to two directors. The total compensation expense to be recorded equals $77,000.

           In March 2003, the Company issued 725,000 shares of common stock in settlement of payables totaling $132, 000.

                       WHISPERING OAKS INTERNATIONAL, INC.
                              (DBA BIOCUREX, INC.)

                          INTERIM FINANCIAL STATEMENTS
                                  JUNE 30, 2003

                        WHISPERING OAKS INTERNATIONAL, INC.
                             (d.b.a. BioCurex, Inc.)
                          BALANCE SHEET - JUNE 30, 2003
                                   (UNAUDITED)





                          ASSETS

Current Assets:
 Cash and cash equivalents                                  $   181,603
 Other receivable                                                71,000
                                                            -----------

  Total current assets                                          252,603

Patents, net                                                    326,296

Intellectual property, net                                    5,306,390
                                                            -----------

  Total Assets                                              $ 5,885,289
                                                            ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
 Accounts payable and accrued liabilities                   $   188,708
 Due to related parties                                         425,250
 Convertible notes payable                                      377,860
                                                            -----------

  Total current liabilities                                     991,818
                                                            -----------

Stockholders' Equity:
 Common stock, $0.001 par value; 125,000,000 shares
  authorized; 22,210,525 issued and outstanding                  22,210
 Additional paid-in capital                                   8,862,497
 Note receivable - options                                      (51,900)
 Prepaid consulting services                                    (57,500)
 Accumulated deficit                                         (3,881,836)
                                                            -----------
  Total stockholders' equity                                  4,893,471
                                                            -----------

  Total Liabilities and Stockholders' Equity                $ 5,885,289
                                                            ===========




The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                             (d.b.a. BioCurex, Inc.)
                      STATEMENTS OF OPERATIONS (UNAUDITED)


                                                For the Three Months      For the Six Months
                                                   Ended June 30,           Ended June 30,
                                                2003           2002       2003          2002
                                                ----           ----       ----          ----

Revenue, net                                 $       -     $       -    $      -      $       -
Cost of revenue                                      -             -           -              -
                                             ---------     ---------    --------      ---------

   Gross profit                                      -             -           -              -
                                             ---------     ---------    --------      ---------

General and Administrative Expenses
   Depreciation and amortization                 6,398         1,957      12,796          3,914
   Stock issuance expense                      238,000             -     315,000              -
   Professional fees and consulting fees       270,484       135,978     660,814        422,990
   Public relations and advertising             27,743        20,779     149,725         46,485
   Research and development                          -       175,000      65,000        350,000
   Travel and entertainment                      2,873        12,487       2,873         20,100
   Other general and administrative expense      3,603         7,537       5,582         11,341
                                             ---------     ---------    --------      ---------
   Total general and administrative expenses   549,101       353,738   1,211,790        854,830
                                             ---------     ---------    --------      ---------

Loss from operations                          (549,101)     (353,738) (1,211,790)      (854,830)
                                             ---------     ---------    --------      ---------
Other income (expense):
  Interest expense                            (156,634)         (229)   (553,004)          (522)
  Gain on extinguishment of debt                33,584             -      33,584              -
                                             ---------     ---------    --------      ---------
     Total other income (expense)             (123,050)         (229)   (519,420)          (522)
                                             ---------     ---------    --------      ---------
Loss from continuing operations before
   provision for income taxes                 (672,151)     (353,967) (1,731,210)      (855,352)
Provision for income taxes                           -             -           -              -
                                             ---------     ---------    --------      ---------
Loss from continuing operations               (672,151)     (353,967) (1,731,210)      (855,352)
Discontinued operations:
Loss from operations of BioLargo Tech., Inc.         -       (43,060)          -        (22,156)
                                             ---------     ---------    --------      ---------

Net Loss                                    $ (672,151)    $(397,027)$(1,731,210)     $(877,508)
                                            ===========    =====================      ==========

Loss per share - basic and diluted:
Loss per share - continuing operations      $    (0.03)    $   (0.03)$     (0.09)     $   (0.07)
Loss per share - discontinued operations             -         (0.00)          _          (0.00)
                                             ---------     ---------    --------      ---------

Net loss per share - basic and diluted      $    (0.03)    $   (0.03)$     (0.09)     $   (0.07)
                                            ===========    =====================      =========

Weighted average shares outstanding - basic
       and diluted                           21,047,425   11,962,000  20,273,377     11,962,000
                                            ===========   ======================     ==========


The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                             (d.b.a. BioCurex, Inc.)
                   STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)




                                                For the Three Months      For the Six Months
                                                   Ended June 30,           Ended June 30,
                                                2003           2002       2003          2002
                                                ----           ----       ----          ----

COMPREHENSIVE LOSS

    Net loss                              $  (672,151)   $  (397,027) $ (1,731,210) $ (877,508)

    Foreign Currency Translation Adjustment         -        (24,134)            -     (21,252)
                                             --------      ---------    ----------   ---------

COMPREHENSIVE LOSS                        $  (672,151)   $  (421,161) $ (1,731,210) $ (898,760)
                                             ========      =========    ==========   =========




The accompanying notes are an integral part of these financial statements.

                       WHISPERING OAKS INTERNATIONAL, INC.
                             (d.b.a. BioCurex, Inc.)
                      STATEMENTS OF CASH FLOWS (UNAUDITED)

                                                          For the Six Months
                                                            Ended June 30,
                                                          2003          2002
                                                          ----          ----
Cash flows used for operating activities:
Net Loss                                            $ (1,731,210)  $  (877,508)

Adjustments to reconcile net loss to net
cash used for operating activities:
    Depreciation and amortization                         12,796         3,914
    Amortization of consulting services                   57,500             -
    Issuance of warrants                                       -       165,058
    Compensation for options issued                      315,000             -
    Stock discount expense                                     -        23,890
    Fair market value of options/stock for
      consulting services                                475,786             -
    Discount on convertible debentures and due to
      related party                                      530,638             -
    Gain on extinguishment of debt                       (33,584)            -
Changes in assets and liabilities:
    Decrease in accounts receivable                        5,608             -
    Increase in accounts payable and accrued expenses     48,036       223,824
    Decrease in inventory                                      -         5,279
    Increase (decrease) in due to related parties        (91,846)      297,374
    Increase in minority interest                              -         2,495
                                                      ----------    ----------
    Net cash used for operating activities              (411,276)     (155,674)
                                                      ----------    ----------

Cash flows provided by financing activities:
   Proceeds from convertible notes payable               430,860             -
   Issuance of capital stock                              63,038        78,976
   Exercise of stock options                             148,450             -
   Payment on convertible notes payable                  (53,000)            -
   Increase in notes payable                                   -       110,000
                                                      ----------    ----------
   Net cash provided by financing activities             589,348       188,976
                                                      ----------    ----------
Effects of exchange rate                                       -       (31,659)
                                                      ----------    ----------
Net increase in cash and cash equivalents                178,072         1,643

Cash and cash equivalents, beginning of period             3,531        20,531
                                                      ----------    ----------

Cash and cash equivalents, end of period             $   181,603   $    22,174
                                                      ==========    ==========

Supplemental disclosure of cash flow information:
   Cash paid for:
      Interest expense                               $       779   $         -
                                                      ==========    ==========
      Income taxes                                   $         -   $         -
                                                      ==========    ==========


The accompanying notes are an integral part of these financial statements.

                     WHISPERING OAKS INTERNATIONAL, INC.
                           (d.b.a. BioCurex, Inc.)
              STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)


Supplemental disclosure of non-cash investing and financing activities:

o On February 7, 2002, the Company issued 30,000 shares of the Company's common stock in settlement of accounts payable totaling $22,810. The fair market value of the stock on the date of issuance was $33,000. An additional $10,190 of stock issuance expense was recognized.

o On February 15, 2002, the Company issued 19,244 shares of the Company's common stock in settlement of accounts payable totaling $8,315. The fair market value of the stock on the date of issuance was $16,550. An additional $8,245 of stock issuance expense was recognized.

o On January 8, 2003, the Company issued 500,000 shares of common stock in settlement of amounts due to related parties totaling $24,000, which was equal to the fair market value of the stock as indicated by the closing price on the date of settlement.

o During the six months ended June 30, 2003, 1,000,000 stock options were exercised through reduction in amounts due to related parties totaling $70,000, which is equal to the strike price times the number of options exercised.

o During the six months ended June 30, 2003, 560,000 stock options were exercised through reduction in accounts payable totaling $39,200, which is equal to the strike price times the number of options exercised.

o During the six months ended June 30, 2003, the Company issued 1,025,000 shares of common stock in settlement of accounts payable totaling $183,000, which is greater than the fair market value of the stock on the date of issuance.

o In June 2003, 434,559 options were exercised by the issuance of a receivable totaling $71,000.

o In June 2003, 305,822 options were exercised by the issuance of a note receivable in the amount of $51,900.

                       WHISPERING OAKS INTERNATIONAL, INC.
                             (d.b.a. BioCurex, Inc.)
                          NOTES TO FINANCIAL STATEMENTS

NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

           Nature of Operations:

          Whispering Oaks International, Inc. (the "Company") (d.b.a. BIOCUREX, INC.) was incorporated on December 8, 1997, under the laws of the state of Texas. The Company filed an Assumed Name Certificate with the Texas Secretary of State in March of 2001 to enable the Company to conduct its business under the name of "BIOCUREX, INC." At the next shareholder's meeting, the Company will seek shareholder approval to change the name of the Company from Whispering Oaks International, Inc. to BIOCUREX, INC.

           During the year ended December 31, 2001, the Company acquired a 51% ownership in BioLargo Technologies, Inc., federally incorporated on May 3, 1999 under the Canada Corporation's Act. During the year ended December 31, 2002, the Company sold a portion of its interest in BioLargo Technologies, Inc. for gross proceeds of $230,266 and thereby reducing their interest from approximately 51% to 30%. The Company has accounted for its investment in BioLargo Technologies, Inc. as a discontinued operation for the year ended December 31, 2002 and 2001. As of December 31, 2002 and June 30, 2003, the Company's remaining 30% interest in BioLargo Technologies, Inc. did not, for financial reporting purposes, have any cost basis.

           Line of Business:

           By agreements dated February 21, 2001 and March 25, 2001, the Company acquired intellectual properties and patents relating to cancer diagnostics and therapeutics. The Company is now in the business of developing, producing, marketing and licensing cancer diagnostic kits.

           Use of Estimates:

           The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

           Basis of Presentation:

           The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. However, the Company does not have sufficient cash nor does it have an established source of revenue to cover its ongoing operating costs and allow it to continue as a going concern. The Company has incurred a loss totaling $1,731,210 (unaudited), for the six months ended June 30, 2003 and $3,881,836 (unaudited) since inception. These factors raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments relative to the recoverability and classification of assets, carrying amounts or the amount and classification of liabilities that might result from the outcome of this uncertainty.

           Management is currently seeking additional financing through the private sale of stock and from borrowings from private lenders to cover its operating expenses and restructuring its convertible notes payable into common stock.

           Patents:

           Patents are stated at cost. Amortization is calculated using the straight-line method over the life of the patents. Patents are periodically reviewed for impairment of the carrying amount as compared to the fair value of the assets. In order to measure any impairment, the Company evaluated whether there were any events or circumstances that occurred that may have affected the carrying amount of the intangible. Management believes that no such events have occurred as of June 30, 2003. In the event that management determines that a triggering event has occurred, the Company would estimate the future cash flows expected to result from the use of the asset and its eventual disposition. The future cash flows that would be used are the future cash inflows expected to be generated by the asset less the future cash outflows expected to be necessary to obtain those inflows. When the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss would be recognized.

           Intellectual Properties:

           Intellectual properties are stated at cost. Amortization was calculated using the straight-line method over the estimated useful life of the intellectual properties. Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standard ("SFAS") No. 142 (SFAS No. 142) and these assets will be assessed for impairment annually or upon an adverse change in operations. No adverse changes have occurred that would cause impairment to the intangible assets during the six months ended June 30, 2003.

           Earnings Per Share:

           During 1998, the Company adopted SFAS No. 128, "Earnings Per Share," which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS").

           The computation of basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of outstanding common shares during the period. Diluted earnings per share gives effect to all potentially dilutive common shares outstanding during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings. As of June 30, 2003 and 2002, the Company had 12,157,259 and 741,851,
           respectively, of antidilutive securities, including options, warrants and equity instruments related to convertible notes payable.

           Interim Period:

           These financial have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. Operating results for the six months ended June 30, 2003 are not necessarily indicative of the results that may be expected for the full year ended December 31, 2003.

           The unaudited interim financial statements should be read in conjunction with the Company's audited financial statements and notes thereto for the fiscal year ended December 31, 2002 included elsewhere in this prospectus.


NOTE 2 -   OTHER RECEIVABLE

           Included in other receivable are amounts due for the exercise of options during the six months ended June 30, 2003 that were received subsequent to the end of the quarter.


NOTE 3 -   NOTE RECEIVABLE

           In June 2003, the Company entered into a note receivable for the exercise of options. Shares totaling 306,000 were issued in exchange for the note, which bears interest at 4% and is due on demand. The amounts due will continue to be offset against equity until paid in full.

NOTE 4 -   CONVERTIBLE NOTES PAYABLE

           Between January 17, 2003 and April 11, 2003, the Company received funds relating to eight (8) convertible notes payable totaling $430,860, bearing interest at 5% and due on demand. One of the notes payable in the amount of $53,000 was repaid in April 2003. A gain of $33,584, from the reduction of the debt, was recorded as a result of the intrinsic value of the beneficial conversion feature on the date of extinguishment.

           In consideration for the loan advances, the Company issued 1,693,111 warrants to the note holders entitling them to purchase 1,693,111 common shares at exercise prices between $0.08 and $0.38. The warrants expire two years after the issuance date. The proceeds were allocated between the debt and warrants based on their relative fair value. The value assigned to the warrants totaled $218,518 and was expensed immediately due to the notes being due on demand. The fair value was determined using the Black-Scholes model. The assumptions were as follows:

           Debt issued during quarter ended
                                                March 31, 2003    June 30, 2003

           Average risk-free interest rate           1.57%            1.62%
           Expected life                             2 yrs.           2 yrs.
           Dividend yield                            0%               0%
           Expected volatility                     458.36%          460.84%


           Under the convertibility terms of the Notes Payable, the principal, plus accrued interest, can be converted immediately, at the option of the holder, either in whole, or in part, into fully paid common shares of the Company. The conversion price per share is equal to the lesser of the stated price (ranging between $0.05 and $0.23) or 75% of the average closing bid prices for the five (5) trading days ending on the trading day immediately before the date of the conversion. In addition, the note holder is also granted an equal number of warrants to purchase shares at 110% of the conversion price amount. The beneficial conversion feature has been calculated under EITF 00-27, and equaled $212,342. The amount has been expensed due to immediate convertibility. The convertibility feature expires five years after the date of the Agreement.


NOTE 5 -   DUE TO RELATED PARTIES

           Included in due to related parties are advances from a director of the Company that are unsecured, bear interest at 11% and are due on demand. In January 2003, an officer and director advanced an additional $120,000 to the Company and, under an agreement dated January 13, 2003, he received 1,275,000 warrants entitling him to purchase common shares at an exercise price of $.08 per share as consideration for this advance. The proceeds were allocated between the debt and the warrants based on their relative fair value. The discount totaled $99,778 and is included in interest expense due to the debt being due on demand. The fair market value of the warrants was determined using the Black Scholes pricing model. The assumptions were as follows: average risk-free interest rate of 1.36%; expected life of one year; dividend yield of 0%; and expected volatility of 458.36%.

           Included in Due to Related Parties are amounts due to Pacific BioSciences Research Center ("PBRC") for administrative and research and development services rendered. PBRC is wholly owned by the president of the Company. PBRC bills the Company for services rendered. PBRC has also paid expenses on behalf of the Company. The Company has also paid funds to PBRC for these services. The balance outstanding at June 30, 2003 is $56,174.

NOTE 6 -   EQUITY TRANSACTIONS

o In January, the Company sold 900,543 units consisting of 900,543 shares of the Company's common stock and 900,543 warrants entitling the holder to purchase 900,543 shares of the Company's common stock for $63,038.

o In March, the Company issued 725,000 common shares in settlement of accounts payables totaling $132,000. The fair market price of the stock was determined based on the closing price of the stock on the date of approval by the Board of Directors.

o In March, the Company issued 500,000 common shares in settlement of amounts due to related parties totaling $24,000. The fair market price of the stock was determined based on the closing price of the stock on the date of the approval by the Board of Directors.

o In March, the Company issued 156,250 shares of common stock in for consulting services rendered totaling $62,500. The fair market price of the stock was determined based on the closing price of the stock on the date of approval by the Board of Directors.

o In April, the Company issued 300,000 shares under its stock bonus plan in settlement of accounts payables totaling $51,000. The fair market value of the stock was determined based on the closing price of the stock on the date of approval by the Board of Directors.

o During the six months ended June 30, 2003, option holders exercised 560,000 options to purchase the Company's common stock through a reduction of accounts payables totaling $39,200. The reduction was equal to the exercise price times the number of options exercised.

o During the six months ended June 30, 2003, option holders exercised 1,000,000 options to purchase the Company's common stock through a reduction of amounts due to related parties totaling $70,000. The reduction was equal to the exercise price times the number of options exercised.

o During the six months ended June 30, 2003, option holders exercised 1,429,118 options to purchase the Company's common stock for $219,450. The Company received $148,450 in cash and recorded a receivable for $71,000. (See Note 9.)

o During the six months ended June 30, 2003, option holders exercised 305,822 options to purchase the Company's common stock with a note receivable in the amount of $51,900.

NOTE 7 -   WARRANTS

           As of June 30, 2003, the Company had 6,639,749 warrants outstanding.


NOTE 8 -   OPTIONS

           In March 2003, the Company granted 600,000 options to a third party for services rendered. Consulting expense of $226,960 has been recorded. The fair market value was determined on the date of grant using the Black-Scholes pricing model. The assumptions were as follows: average risk free interest rate of 1.24%; expected life of one year; dividend yield of 0%; and expected volatility of 458.36%. In June 2003, 599,940 of these options were exercised.

           In March 2003, the Company showed 200,000 shares as being issued to two directors for services rendered. The stock certificates were never issued to the directors as the directors wanted options versus shares of stock. The Company has adjusted the accounting for this transaction to reflect 200,000 options being granted at an exercise price of $0.001 per share, which was below the market value on the date of grant. Compensation expense totaling $77,000 was recorded. The expense recorded was greater than the expense that would have been recorded under FASB 123 using the Black Scholes pricing model. Therefore, no proforma disclosure is required.

           In April 2003, the Company granted 1,400,000 options to two directors for services rendered. The options were granted at $0.001 per share, which was below the market value on the date of grant. Compensation expense totaling $238,000 was recorded. The expense recorded was greater than the expense that would have been recorded under FASB123 using the Black Scholes pricing model. Therefore, no proforma disclosure is required.

           In May 2003, the Company granted 1,000,000 options to a third party for consulting services to be rendered. Consulting expense of $186,326 has been recorded. The fair market value was determined on the date of grant using the Black-Scholes pricing model. The assumptions were as follows: average risk free interest rate of 1.18%; expected life of one year; dividend yield of 0%; and expected volatility of 460.84%. All of the options were exercised as of June 30, 2003.

           The following is a reconciliation of options outstanding at June 30, 2003:

                 Balance as of December 31, 2002                  2,045,000
                 Granted                                          3,200,000
                 Exercised                                       (3,294,940)
                 Forfeited                                         (200,000)
                                                              -------------

                 Balance as of June 30, 2003                      1,750,060
                                                              =============

NOTE 9 - SUBSEQUENT EVENTS

           In July 2003, the Company issued 353,000 shares of common stock in settlement of claims made by an individual for services rendered. The Company recorded an expense of $67,070, which was equal to the fair market value of the stock on the date of settlement.

           Subsequent to June 30, 2003, the other receivable totaling $71,000 was collected.

                                     PART II
                     Information Not Required in Prospectus

Item 24. Indemnification of Officers and Directors

     Texas Corporate Law and Biocurex's Certificate of Incorporation and Bylaws provide that Biocurex may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in our best interest.

Item 25. Other Expenses of Issuance and Distribution.

      The following table sets forth the costs and expenses payable by Biocurex in connection with the issuance and distribution of the securities being registered. No expenses will be borne by the selling stockholders.

         SEC Filing Fee                                      $      353
         Blue Sky Fees and Expenses                                 500
         Printing and Engraving Expenses                            500
         Legal Fees and Expenses                                 25,000
         Accounting Fees and Expenses                             5,000
         Miscellaneous Expenses                                   3,647
                                                              ---------
                  TOTAL                                         $35,000
                                                              =========

         All expenses other than the SEC filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

      The following discloses all shares issued by Biocurex during the past three years. All per share amounts have been adjusted for a 13-for-1 forward split of Biocurex's common stock which was effective March 1, 2001.


                                                                                          Note
Name                     Date        Shares       Consideration                         Reference

Juan Pablo Moro        02/21/01     487,500    Shares of Lago-Star Trading, S.A.            A
Ricardo Javier Moro    02/21/01     487,500    Shares of Lago-Star Trading, S.A.            A
Rafael Moro            02/21/01     487,500    Shares of Lago-Star Trading, S.A.            A
Maria Isabel Moro      02/21/01     487,500    Shares of Lago- Star Trading, S.A.
Dr. Gerald Wittenberg  05/30/01     519,270    Conversion of note and accrued interest      A
                                               totaling $108,556
Stratosphere Intl.     05/30/01      37,431    Conversion of note and accrued interest      A
                                               totaling $74,862



                                                                                          Note
Name                     Date        Shares       Consideration                         Reference

F. Servedio            05/30/01      96,741    Conversion of note and accrued interest      A
                                               totaling $211,605
432815 Ltd.            05/30/01      35,483    Conversion of note and accrued interest      A
                                               totaling $70,966
Bruce Chisholm         05/30/01      26,370    Conversion of note and accrued interest      B
                                               totaling $52,740
Allan Erlick           05/30/01      52,493    Conversion of note and accrued interest      A
                                               totaling $104,986
Dr. K. K. Ong          05/30/01     104,863    Conversion of note and accrued interest      A
                                               totaling $367,020
Nanlark Holdings Ltd.  05/30/01     155,106    Conversion of note and accrued interest      A
                                               totaling $310,212
J. Shear               05/30/01     123,214    Conversion of note and accrued interest      A
                                               totaling $246,428
Wickham Int'l. Ltd.    05/30/01      26,178    Conversion of note and accrued interest      A
                                               totaling $52,356
Bruce Horton           05/30/01      35,607    Conversion of note and accrued interest      A
                                               totaling $71,214
Trade Tech Develop.    05/30/01      35,649    Conversion of note and accrued interest      A
                                               totaling $71,297
Festival Holdings      05/30/01      38,152    Conversion of note and accrued interest      A
                                               totaling $104,918
453863 BC Ltd.         05/30/01     104,726    Conversion of note and accrued interest      A
                                               totaling $209,452
Zalik Holdings         05/30/01      38,523    Conversion of note and accrued interest      A
                                               totaling $105,939
The Deutche Group      05/30/01      35,746    Conversion of note and accrued interest      A
                                               totaling $71,491
Eric Meyer             05/30/01      26,003    Conversion of note and accrued interest      B
                                               totaling $52,007
Ceocast                10/01/01      11,000    Services rendered                            A
Bitazol, SA            10/09/01      52,000    $5,200                                       A
David and Margaret
 Segal                 12/18/01      32,260    $3,226                                       A
Bitazol, SA            01/20/02     105,313    $78,985                                      A
Ansel Schwartz         04/01/02      77,149    Services rendered                            B
Ron Reece              05/17/02       7,400    Services rendered                            B
Claudia Gazzo          12/05/02     500,000    Conversion of note in the principal          A
                                               amount of $50,000
Alejandra Zableta      12/05/02     600,000    Conversion of note in the principal          A
                                               amount of $60,000
Gabriel Pereyra        12/05/02      19,244    Settlement of debt in the amount of $8,315   A
Silvana Gazzo          12/05/02      30,000    Settlement of debt in the amount of $22,810  A
Gabriel Pereyra        12/05/02     300,000    Settlement of debt in the amount of $30,000  A
Gabriel Pereyra        12/05/02      75,000    Settlement of debt in the amount of $7,500   A
Gabriel DeCarlo        12/05/02     325,000    Settlement of debt in the amount of $32,500  A
Wachusett Investment   12/05/02     180,000    Settlement of debt in the amount of $18,000  A
Brett Salter           12/06/02   1,300,000    Services rendered                            A
Valery Strongitharm     1/06/03     900,543    $63,038                                      A



                                                                                          Note
Name                     Date        Shares       Consideration                         Reference

Dr. Ricardo Moro       1/08/03      500,000    Settlement of debt in the amount of 35,000   A
Dr. Ricardo Moro       1/08/03      250,000    Settlement of debt in the amount of 12,000   A
Dr. Gerald Wittenberg  1/08/03      250,000    Settlement of debt in the amount of 12,000   A
Antonia Bold-de-
 Haughton              1/14/03      150,000    Settlement of debt in the amount of $21,750  A
Phil Gold              1/17/03      150,000    Settlement of debt in the amount of $22,500  A
Bryan M. Dear          1/17/03      250,000    Settlement of debt in the amount of $48,750  A
D. Bruce Horton        1/17/03      250,000    Settlement of debt in the amount of $48,750  A
Floyd Wandler          1/17/03       75,000    Settlement of debt in the amount of $12,750  A
Dr. Ricardo Moro       3/12/03      100,000    Surrender of options for the purchase of     A
                                               100,000 shares of the Company's common stock
Dr. Gerald Wittenberg  3/12/03      100,000    Surrender of options for the purchase of     A
                                               100,000 shares of the Company's common stock


A. These shares were all issued to non-U.S. persons who reside outside of the United States. The negotiations and agreements relating to the issuance of these shares were made by the Company's officers (who were all Canadian citizens) from the Company's offices in British Columbia. The shares were restricted from resale in the public markets for a period of one year from the date of their issuance. During the one year period following the date of their issuance none of these shares were transferred. Although these shares were not technically issued in accordance with Regulation S, these shares were nevertheless exempt from the registration requirements of the Securities Act of 1933 by virtue of Release 4708, which was the predecessor to Regulation S.

B. The Company relied upon the exemption provided by Section 4(2) of the Securities Act of 1933 with respect to the issuance of these shares. The persons who acquired these shares were sophisticated investors. Each person had access to the same kind of information that would be available in a registration statement, including information available on the website maintained by the Securities and Exchange Commission. The persons who acquired these shares acquired the shares for their own accounts. The certificates representing the shares of common stock bear legends stating that the shares may not be offered, sold or transferred other than pursuant to an effective registration statement under the Securities Act of 1933, or pursuant to an applicable exemption from registration. The shares are "restricted" securities as defined in Rule 144 of the Securities and Exchange Commission.

Item 27. Exhibits

The following Exhibits are filed with this Registration Statement:

Exhibit
Number      Exhibit Name                                           Page Number

3.1         Certificate of Incorporation                               (1)
                                                                    ----------
3.2         Bylaws                                                     (1)
                                                                    ----------
4.1         Non-Qualified Stock Option Plan                            (4)
                                                                    ----------
4.2         Stock Bonus Plan                                           (4)
                                                                    ----------
10.1        Asset Purchase Agreement relating to the acquisition of
            Lagostar Trading S.A.                                      (2)
                                                                    ----------

10.2        Asset Purchase Agreement with Curex Technologies, Inc.     (3)
                                                                    ----------


(1) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form 10-SB.
(2) Incorporated by reference to Exhibit 10.2 filed with the Company's 8-K report dated February 20, 2001.
(3) Filed with the Company's report on Form 10-KSB for the year ended December 31, 2001.
(4) Incorporated by reference to the same exhibit filed with the Company's registration statement on Form S-8 (Commission File # 333-103259).

Item 28. Undertakings

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any Prospectus required by Section l0 (a)(3) of the Securities Act of l933;

            (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission pursuant to Rule 424(b)) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregated offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (4) Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of l933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, British Columbia on the 30th day of September, 2003.

                                    WHISPERING OAKS INTERNATIONAL, INC.




 Date: September 30, 2003           By:  /s/ Dr. Ricardo Moro-Vidal
                                         -------------------------------
                                         Dr. Ricardo Moro-Vidal, President and
                                         Chief Executive Officer


 Date: September 19, 2003           By:  /s/ Dr. Gerald Wittenberg
                                         -------------------------------
                                         Dr. Gerald Wittenberg,
                                         Principal Financial Officer


         Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                            Title                    Date

/s/ Dr. Ricardo Moro-Vidal
---------------------------
Dr. Ricardo Moro-Vidal              Director               September 30, 2003


/s/ Dr. Gerald Wittenberg           Director               September 19, 2003
---------------------------
Dr. Gerald Wittenberg


---------------------------         Director
Phil Gold

                       WHISPERING OAKS INTERNATIONAL, INC.

                       REGISTRATION STATEMENT ON FORM SB-2

                                    EXHIBITS